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                                                                     EXHIBIT 2.1

                            STOCK PURCHASE AGREEMENT

                  THIS STOCK PURCHASE AGREEMENT dated as of October 1, 1999, by and between RailWorks Corporation, a Delaware corporation ("RW"), and W.T. Byler Co., Inc., a Texas corporation (the "Company") and William Troy Byler (the "Stockholder").

                                 R E C I T A L S

                  A. The Stockholder is the beneficial and record owner of all of the issued and outstanding shares of Capital Stock of the Company (the "Shares").

                  B. The Stockholder wishes to sell the Shares, and RW wishes to purchase the Shares, upon the terms and conditions of this Agreement.

                  NOW THEREFORE, in consideration of the mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

                  Section 1.01. Certain Defined Terms. As used in this Agreement and in the related Schedules and Exhibits, the following terms have the meanings assigned to them below in this Section 1.01. Capitalized terms used in this Agreement and not defined below in this Section 1.01 have the meanings assigned to them in the Recitals or elsewhere in this Agreement, as the case may be.

                  "Affiliate" means, as to any specified Person, any other Person that, directly or indirectly controls, is controlled by or is under common control with the specified Person. As used in this definition, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person (whether through ownership of Capital Stock of that Person, by contract or otherwise). A person is not an Affiliate of another person solely because of familiar relationships.

                  "Audited Financial Statements" means the Balance Sheet of the Company as at the Balance Sheet Date together with the Statement of Income and Retained Earnings and Statement of Cash Flows for the year ended as of the Balance Sheet Date as reported upon by Frierson & Associates, P.C.

                  "Business Day" means a day, other than Saturday or Sunday, in the city of New York, New York on which banks are open for business.



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                  "Capital Lease" means a lease of (or other agreement conveying the right to use) real or personal property that is required to be classified and accounted for as a capital lease under GAAP as in effect on the date of this Agreement.

                  "Capital Stock" means, with respect to: (a) any corporation, any share, or any depositary receipt or other certificate representing any share, of an equity ownership interest in that corporation; and (b) any other Entity, any share, membership or other percentage interest, unit of participation or other equivalent (however designated) of an equity interest in that Entity.

                  "Charter Documents" means, with respect to any Entity at any time, in each case as amended, modified and supplemented at that time, (a) the articles or certificate of formation, incorporation or organization (or the equivalent organizational documents) of that Entity, (b) the bylaws or limited liability company agreement or regulations (or the equivalent governing documents) of that Entity and (c) each document setting forth the designation, amount and relative rights, limitations and preferences of any class or series of that Entity's Capital Stock or of any rights in respect of that Entity's Capital Stock.

                  "Closing" means the consummation of the transactions contemplated by this Agreement.

                  "Code" means the Internal Revenue Code of 1986, as amended.

                  "Closing Balance Sheet" means the balance sheet of the Company as of September 30, 1999 prepared in accordance with GAAP consistently applied and certified by independent accountants, which shall be prepared at the cost of Stockholder and which is attached hereto as Exhibit M.

                  "Closing Date"  means October 1, 1999.

                  "Confidential Information" means, with respect to any Person, all trade secrets and other confidential, nonpublic and/or proprietary information of that Person, including information derived from reports, investigations, research, work in progress, codes, marketing and sales programs, capital expenditure projects, cost summaries, pricing formulae, contract analyses, financial information, projections, confidential filings with any Governmental Authority and all other confidential, nonpublic concepts, methods of doing business, ideas, materials or information prepared or performed for, by or on behalf of that Person.

                  "CPA" means the independent certified public accounting firm then regularly retained to report upon RW's financial statements.

                  "Damage" to any specified Person means any cost, damage (including any consequential, exemplary, punitive or treble damage) or expense (including reasonable fees and actual disbursements by attorneys, consultants, experts or other Representatives and Litigation costs) to, any fine of or penalty on, or any liability (including loss of earnings or profits) of any other nature of that Person.


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                  "Damage Claim" means, as asserted (a) against any specified
Person, any claim, demand or Litigation made or pending against that Person for Damages to any other Person, or (b) by the specified Person, any claim or demand of the specified Person against any other Person for Damages to the specified Person.

                  "Derivative Securities" of a specified Entity means any Capital Stock or debt security or other Indebtedness of the specified Entity or any other Person which is convertible into or exchangeable for, or any option, warrant or other right to acquire, (a) any unissued Capital Stock of the specified Entity or (b) any Capital Stock of the specified Entity which has been issued and is being held by the Entity directly or indirectly as treasury stock.

                  "Earn-Out Payment(s)" means the payment(s) to be made pursuant to Exhibit D.

                  "Entity" means any sole proprietorship, corporation, partnership of any kind having a separate legal status, limited liability company, business trust, unincorporated organization or association, mutual company, joint stock company or joint venture.

                  "Escrow Agreement" means the escrow agreement to be executed and delivered on the Funding Date by RW, the Stockholder and the Escrow Agent in the form of Exhibit E, with the blanks appropriately completed.

                  "Escrow Agent"  means First Union National Bank.

                  "Exchange Act"  means the Securities Exchange Act of 1934.

                  "Financial Statements" means the Audited Financial Statements, the Interim Financial Statements, the Closing Balance Sheet and the other financial statements of the Company, if any, delivered to RW prior to the Closing Date.

                  "Funding Date" means the date on which the Initial Payment is made.

                  "GAAP" means generally accepted accounting principles and practices in the United States as in effect from time to time which have been or are applied on a basis consistent with the Entity's most recent financial statements.

                  "Governmental Approval" means at any time any authorization, consent, approval, permit, franchise, certificate, license, implementing order or exemption of, or registration or filing with, any Governmental Authority, including any certification or licensing of a natural person to engage in a profession or trade or a specific regulated activity, at that time.

                  "Governmental Authority" means (a) any national, state, county, municipal or other government, domestic or foreign, or any agency, board, bureau, commission, court, department or other instrumentality of any such government, or (b) any Person having the authority under any applicable Governmental Requirement to assess and collect Taxes for its own account.



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                  "Governmental Requirement" means at any time (a) any law,
statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, writ, edict, award, authorization or other requirement of any Governmental Authority in effect at that time or (b) any obligation included in any certificate, certification, franchise, permit or license issued by any Governmental Authority or resulting from binding arbitration, including any requirement under common law, at that time.

                  "Guaranty" means, for any specified Person, without duplication, any liability, contingent or otherwise, of that Person guaranteeing or otherwise becoming liable for any obligation of any other Person (the "obligor") in any manner, whether directly or indirectly, and including any liability of the specified Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) that obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of that obligation, (b) to purchase property, securities or services for the purpose of assuring the owner of that obligation of its payment or (c) to maintain working capital, equity capital or other financial statement condition or liquidity of the obligor so as to enable the obligor to pay that obligation; provided, that the term "Guaranty" does not include endorsements for collection or deposit in the ordinary course of the endorser's business.

                  "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

                  "Immediate Family Member" of the Stockholder means at any time: (a) if the Stockholder is a natural person, any child or grandchild (by blood or legal adoption) or spouse of the Stockholder at that time, or any child of that spouse; and (b) if the Stockholder is an Entity whose ultimate beneficial owner is a natural person, or a natural person and his spouse, any child or grandchild (by blood or legal adoption) or spouse at that time (if not then an ultimate beneficial owner of that Entity), or any child of that spouse, of the ultimate beneficial owner or owners.

                  "Indebtedness" of any Person means, without duplication, (a) any liability of that Person (i) for borrowed money or arising out of any extension of credit to or for the account of that Person (including reimbursement or payment obligations with respect to surety bonds, letters of credit, banker's acceptances and similar instruments), for the deferred purchase price of property or services or arising under conditional sale or other title retention agreements, other than trade payables arising in the ordinary course of business, (ii) evidenced by notes, bonds, debentures or similar instruments,
(iii) in respect of Capital Leases or (iv) in respect of an interest rate swap, cap or collar agreement or similar arrangement, (b) any liability secured by any Lien upon any property or assets of that Person (or upon any revenues, income or profits of that Person therefrom), whether or not that Person has assumed that liability or otherwise become liable for the payment thereof or (c) any liability of others of the type described in the preceding clause (a) or (b) in respect of which that Person has incurred, assumed or acquired a liability by means of a Guaranty or (d) any interest or fees incurred in connection with any liability of the types described in the preceding clause (a), (b) and (c).

                  "Information" means written information, including (a) data, certificates, reports and statements (excluding Financial Statements) and (b) summaries of unwritten agreements, arrangements, contracts, plans, policies, programs or practices or of unwritten amendments or modifications of, supplements to or waivers under any of the foregoing documents.


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                  "Interim Balance Sheet" means the Company's balance sheet, as of the Interim Balance Sheet Date.

                  "Interim Balance Sheet Date" means June 30, 1999.

                  "Interim Financial Statements" means the Interim Balance Sheet of the Company together with the statement of Income and Retained Earnings and Statement of Flows from the start of the Company's current fiscal year through the Interim Balance Sheet Date.

                  "Lien" means, with respect to any property or asset of any Person (or any revenues, income or profits of that Person therefrom) (in each case whether the same is consensual or nonconsensual or arises by contract, operation of law, legal process or otherwise), (a) any mortgage, lien, security interest, pledge, attachment, levy or other charge or encumbrance of any kind thereupon or in respect thereof or (b) any other arrangement under which the same is transferred, sequestered or otherwise identified with the intention of subjecting the same to, or making the same available for, the payment or performance of any liability in priority to the payment of the ordinary, unsecured creditors of that Person, including any "adverse claim" (as defined in Section 8-302(b) of each applicable Uniform Commercial Code) in the case of any Capital Stock. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to that asset.

                  "Litigation" means any action, case, proceeding, claim, grievance, suit or investigation or other proceeding conducted by or pending before any Governmental Authority or any arbitration proceeding.

                  "Material" means, as applied to any Entity, material to the business, operations, property or assets, liabilities, financial condition or results of operations of that Entity and its Subsidiaries considered as a whole.

                  "Material Adverse Effect" means, with respect to the consequences of any fact or circumstance (including the occurrence or non-occurrence of any event) to the Company and the Company Subsidiaries considered as a whole that such fact or circumstance has caused, is causing or will cause, directly, indirectly or consequentially, singly or in the aggregate with other facts and circumstances, any Damages in excess of $25,000.

                  "Note" means the promissory note to be given by RW in payment of the Purchase Price substantially in the form annexed as Exhibit B.

                  "Organization State" means, as applied to (a) any corporation, its state or other jurisdiction of incorporation, (b) any limited liability company or limited partnership, the state or other jurisdiction under whose laws it is organized and existing in that legal form, and (c) any other Entity, the state or other jurisdiction whose laws govern that Entity's internal affairs.



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                  "Permitted Investments" means at the time of purchase or other acquisition by the Company (a) obligations issued or guaranteed by the United States of America with a remaining maturity not exceeding one year and (b) commercial paper with maturities of not more than 270 days and a published rating of not less than A-1 by Standard & Poor's Rating Group or P-1 by Moody's Investor Services, Inc.

                  "Permitted Liens" means, as applied to the property or assets of any Person (or any revenues, income or profits of that Person therefrom): (a) Liens for Taxes if the same are not at the time due and delinquent; (b) Liens of carriers, warehousemen, mechanics, laborers and materialmen for sums not yet due; (c) Liens incurred in the ordinary course of that Person's business in connection with workmen's compensation, unemployment insurance and other social security legislation (other than pursuant to ERISA or Section 412(n) of the Code); (d) Liens incurred in the ordinary course of that Person's business in connection with deposit accounts or to secure the performance of bids, tenders, trade contracts, statutory obligations, surety and appeal bonds, performance and return-of-money bonds and other obligations of like nature; (e) easements, rights-of-way, reservations, restrictions and other similar encumbrances incurred in the ordinary course of that Person's business or existing on property and not materially interfering with the ordinary conduct of that Person's business or the use of that property; (f) defects or irregularities in that Person's title to its real properties which do not materially (i) diminish the value of the surface estate or (ii) interfere with the ordinary conduct of that Person's business or the use of any of such properties; (g) any interest or title of a lessor of assets being leased by any Person pursuant to any Capital Lease disclosed in Schedule 4.19 or any lease that, pursuant to GAAP, would be accounted for as an operating lease; and (h) Liens securing purchase money Indebtedness disclosed in Schedule 4.18 or 4.19 so long as such Liens do not attach to any property or assets other than the properties or assets purchased with the proceeds of such Indebtedness.

                  "Person" means any natural person, Entity, estate, trust, union or employee organization or Governmental Authority.

                  "Property, Plant and Equipment" means at any time any property that then would be included and classified as property, plant and equipment (but excluding any real property) on a consolidated balance sheet prepared in accordance with GAAP of the Company and the Entity.

                  "Proprietary Rights" means (a) patents, applications for patents and patent rights, (b) in each case, whether registered, unregistered or under pending registration, trademark rights, tradenames, trade name rights, corporate names, business names, trade styles or dress, service marks and logos and other trade designations and copyrights and (c), in the case of the Company, all agreements relating to the technology, know-how or processes used in any business of the Company.

                  "Purchase Price" means the price payable by RW to the Stockholder as consideration for the sale of the Shares and more fully described in Section 2.02.

                  "Related Party Agreement" means any contract or other agreement, written or oral, (a) to which the Company is a party or is bound or by which any property of the Company is bound or may be subject and (b) (i) to which the Stockholder or any of the Stockholder's Related Persons


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or Affiliates also is a party, (ii) of which the Stockholder or any of the
Stockholder's Related Persons or Affiliates is a beneficiary or (iii) as to which any transaction contemplated thereby properly would be characterized (without regard to the amount involved) as a related party transaction for purposes of applying the disclosure requirements of GAAP or the SEC.

                  "Related Person" of the Stockholder means: (i) any Immediate Family Member of the Stockholder, (ii) any Estate of that Stockholder or any Immediate Family Member of the Stockholder, (iii) the trustee of any inter vivos or testamentary trust of which all the beneficiaries are Related Persons of the Stockholder and (iv) any Entity the entire equity interest in which is owned by any one or more of the Stockholder and Related Persons of the Stockholder. As used in this definition, "Estate" means, as to any natural person who has died or been adjudicated mentally incompetent by a court of competent jurisdiction,
(i) that person's estate or (ii) the administrator, conservator, executor, guardian or representative of that estate.

                  "Representatives" means, with respect to any Person, the directors, officers, employees, Affiliates, accountants (including independent certified public accountants), advisors, attorneys, consultants or other agents of that Person, or any other representatives of that Person or of any of those directors, officers, employees, Affiliates, accountants (including independent certified public accountants), advisors, attorneys, consultants or other agents.

                  "Restricted Payment" means, with respect to any Entity at any time, any of the following effected by that Entity: (a) any declaration or payment of any dividend or other distribution, direct or indirect, on account of any Capital Stock of that Entity or any Affiliate of that Entity or (b) any direct or indirect redemption, retirement, purchase or other acquisition for value of, or any direct or indirect purchase, payment or sinking fund or similar deposit for the redemption, retirement, purchase or other acquisition for value of, or to obtain the surrender of, any then outstanding Capital Stock of that Entity or any Affiliate of that Entity or any then outstanding warrants, options or other rights to acquire or subscribe for or purchase unissued or treasury Capital Stock of that Entity or any Affiliate of that Entity.

                  "RW Common Stock" means the common stock, par value $0.01 per share, of RW.

                  "RW Indemnified Party" means RW and its Affiliates and each of their respective officers, directors, employees, agents and counsel.

                  "Securities Act" means the Securities Act of 1933, as amended.

                  "Stockholder Indemnified Party" means (a) the Stockholder and his Affiliates (other than the Company or, following the Closing, RW or any of its Subsidiaries, if the Stockholder is an Affiliate of RW), and each of their respective officers, directors, employees, agents and counsel and (b) prior to the Closing, the Company and each of its officers, directors, employees, agents and counsel who are not Stockholder Indemnified Parties within the meaning of clause (a) of this definition.


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                  "Subsidiary" of any specified Person at any time, means any
Entity a majority of the Capital Stock of which is at that time owned or controlled, directly or indirectly, by the specified Person.

                  "Tangible Net Worth" shall have the meaning set forth in Exhibit C.

                  "Taxes" means all taxes, charges, fees, levies, or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, social security, unemployment, excise, estimated, severance, stamp, occupation, property, or other taxes, customs duties, fees, assessments, or charges of any kind whatsoever, including, without limitation, all interest and penalties thereon, and additions to tax or additional amounts imposed by any taxing authority, domestic or foreign, upon the Company or any Tax Affiliate.

                  "Threshold Amount" means $700,000.

                  "Transaction Document" means this Agreement and the other written agreements, documents, instruments and certificates executed pursuant to or in connection with this Agreement, including those specified in Article VII to be delivered at or before the Closing or on the Funding Date, all as amended, modified or supplemented from time to time.

                  "Wholly Owned Subsidiary" means any corporation or other Entity all of whose outstanding Capital Stock on a fully diluted basis is owned and controlled, directly or indirectly through another Wholly Owned Subsidiary, by the Company.

                  Section 1.02. Other Definitional Provisions.

                  (a) Except as otherwise specified herein, all references herein to any Governmental Requirement defined or referred to herein, including the Code, ERISA, the Exchange Act, Resource Conservation and Recovery Act ("RCRA"), Occupational Health and Safety Act ("OSHA") and the Securities Act, shall be deemed references to that Governmental Requirement or any successor Governmental Requirement, as the same may have been amended or supplemented from time to time, and any rules or regulations promulgated thereunder.

                  (b) When used in this Agreement, the words "herein," "hereof" and "hereunder" and words of similar import shall refer to this Agreement as a whole and not to any provision of this Agreement, and the words "Article," "Section," "Schedule" and "Exhibit" refer to Articles and Sections of, and Schedules and Exhibits to, this Agreement unless otherwise specified.

                  (c) Whenever the context so requires, the singular number includes the plural and vice versa, and a reference to one gender includes the other gender and the neuter.

                  (d) The word "including" (and, with correlative meaning, the word "include") means including, without limiting the generality of any description preceding such word, and the words "shall" and "will" are used interchangeably and have the same meaning.


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                  Section 1.03. Captions. Captions to Articles, Sections and
subsections of, and Schedules and Exhibits to, this Agreement or any other Transaction Document are included for convenience of reference only, and such captions shall not constitute a part of this Agreement or any other Transaction Document for any other purpose or in any way affect the meaning or construction of any provision of this Agreement or any other Transaction Document.

                  Section 1.04 Subsidiaries. Any representation, warranty, covenant or agreement made on behalf of the Company shall be deemed to be made by and with respect to the Company and Company Subsidiaries. The Company shall cause each Company Subsidiary to comply with the representations, warranties, covenants and agreements of this Agreement, as if, and to the same effect, each Company Subsidiary were a party hereto.


                                   ARTICLE II

                           SALE AND PURCHASE OF SHARES

                  Section 2.01 Sale of Shares. At the Closing, (i) Stockholder shall sell the Shares to RW, and shall deliver to RW stock certificates representing such Shares, duly endorsed in blank or with duly executed stock powers attached, in proper form for transfer, with all signatures guaranteed and with appropriate transfer stamps, if any, affixed at the expense of the Stockholders, free and clear of any Lien or other encumbrance; and (ii) RW shall purchase the Shares for the Purchase Price.

                  Section 2.02 Purchase Price, and Payment for the Shares.

                  (a)     The Purchase Price shall be in the aggregate:

                          (i)   $20,400,000, payable to the Stockholder by
federal funds wire transferred on the Funding Date (the "Initial Payment");

                          (ii)  The issuance to the Stockholder at the Funding
of 300,000 shares of RW Common Stock.

                          (iii) $3,000,000 by the execution and delivery at the
Funding of the Note; and

                          (iv)  The Earn-Out Payments.

                  (b) (i) All of the shares of RW Common Stock otherwise issuable to the Stockholder, shall be issued, and delivered at the Closing, to the Escrow Agent to be held in escrow and be distributed in accordance with the Escrow Agreement.


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                           (ii)  $100,000 of the Initial Payment shall be
delivered to the Escrow Agent to be held in escrow and be distributed in accordance with the Escrow Agreement and the Remediation Agreement.

                           (iii) The amount of interest due on the Republic Note
(as defined on Exhibit C) shall be paid out of the Initial Payment directly to Republic Bank.

                  (c) If, prior to the delivery of (i) any payment due in accordance with the Note, or, (ii) any Earn-Out Payment, RW shall make one or more claims against the Stockholder for a breach of any representation, warranty, covenant or agreement under this Agreement, then RW shall make said payments to the Escrow Agent to be held in an escrow account (the "Escrow Account") pursuant to the Escrow Agreement up to a cumulative amount not to exceed 125% of the total amount of any such claims. RW shall also notify Stockholder that such payment has been made to the Escrow Agent and Stockholder shall thereupon endorse such fact upon the Note if applicable. At such time or times as RW shall make any such payments to the Escrow Agent, RW shall notify the Escrow Agent in writing of the existence and nature of RW claim, and the Escrow Agent shall not release the money so paid until instructed to do so in writing by RW and Stockholder, or until directed to do so by a final, unappealable order of a court of competent jurisdiction.

                  Section 2.03. Funding. The Funding shall take place at the offices of Dorsey & Whitney LLP, 250 Park Avenue, New York, New York at 10:00 a.m. local time, on a date, not more than 10 Business Days nor less than 5 Business Days after the satisfaction of the conditions precedent set forth in
Article VII. The Funding Date shall be specified in a notice given by RW to Stockholder within 3 Business Days of the satisfaction or waiver of such conditions. The Funding may occur at such other time and place as RW and the Stockholder shall mutually agree.


                                   ARTICLE III

            REPRESENTATIONS AND WARRANTIES REGARDING THE STOCKHOLDER
                                 AND THE SHARES

                  The Stockholder represents and warrants to, and agrees with, RW that all the following representations and warranties in this Article III are as of the date of this Agreement, and will be on the Funding Date, true and correct:

         Section 3.01.  Investment Representations.

                  (a) the Stockholder will acquire the shares of RW Common Stock to be issued pursuant to Article II to the Stockholder solely for the Stockholder's account, for investment purposes only and with no current intention or plan to distribute, sell or otherwise dispose of any of those shares in connection with any distribution;

                  (b) the Stockholder is not a party to any agreement or other arrangement for the disposition of any shares of RW Common Stock other than this Agreement;


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                  (c) the Stockholder is an "accredited investor" as defined in
Rule 501(a) promulgated under the Securities Act; and

                  (d) the Stockholder (A) is able to bear the economic risk of an investment in the RW Common Stock acquired pursuant to this Agreement, (B) can afford to sustain a total loss of that investment, (C) has such knowledge and experience in financial and business matters that he or she is capable of evaluating the merits and risks of the proposed investment in the RW Common Stock, (D) has had an adequate opportunity to ask questions and receive answers from the officers of RW concerning any and all matters relating to the transactions contemplated hereby, and (E) has asked all questions of the nature described in preceding clause (D), and all those questions have been answered to his or her satisfaction.

                  Section 3.02. Ownership and Status of Company Capital Stock. The Stockholder is the record and beneficial owner of all of the shares of Company Capital Stock, free and clear of all Liens.

                  Section 3.03. Power of the Stockholder. The Stockholder has the full power, legal capacity and authority to execute and deliver this Agreement and each other Transaction Document to which the Stockholder is a party and to perform the Stockholder's obligations in this Agreement and in all other Transaction Documents to which the Stockholder is a party. This Agreement constitutes, and each such other Transaction Document, when executed in the Stockholder's individual capacity and delivered by the Stockholder, will constitute, the legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except as that enforceability may be (i) limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and (ii) subject to general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law).

                  Section 3.04. No Conflicts or Litigation. The execution, delivery and performance in accordance with their respective terms by the Stockholder of this Agreement and the other Transaction Documents to which the Stockholder is a party do not and will not (i) violate or conflict with any Governmental Requirement, (ii) breach or constitute a default under any agreement or instrument to which the Stockholder is a party or by which the Stockholder or any of the shares of Company Capital Stock owned by the Stockholder is bound, the result of which would be to prohibit or interfere with the consummation of the transactions contemplated by this Agreement, (iii) result in the creation or imposition of, or afford any Person the right to obtain, any Lien upon any of the shares of Company Capital Stock owned by the Stockholder (or upon any revenues, income or profits of the Stockholder therefrom). No Litigation is pending or, to the knowledge of the Stockholder, threatened to which the Stockholder is or may become a party which (i) questions or involves the validity or enforceability of any of the Stockholder's obligations under any Transaction Document or (ii) seeks (or reasonably may be expected to seek) (A) to prevent or delay the consummation by the Stockholder of the transactions contemplated by this Agreement to be consummated by the Stockholder or (B) Damages in connection with any consummation by the Stockholder of the transactions contemplated by this Agreement.


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                  Section 3.05. Preemptive and Other Rights; Waiver. Except for
the right of the Stockholder to receive shares of RW Common Stock pursuant to this Agreement and the Transaction Documents, the Stockholder either (a) does not own or otherwise have any statutory or contractual preemptive or other right of any kind (including any right of first offer or refusal) to acquire any shares of Company Capital Stock or RW Common Stock or (b) hereby irrevocably waives each right of that type the Stockholder does own or otherwise has.

                  Section 3.06. Control of Related Businesses.

                  (a) The Stockholder is not, alone or with one or more other Persons, the controlling Affiliate of any Entity, business or trade (other than the Company), that (a) is engaged in any line of business which is the same as or similar to the Business in which the Company is engaged or (b) is, or has within the three-year period ending on the date of this Agreement, engaged in any transaction with the Company, except for transactions in the ordinary course of business of the Company.

                  (b) the terms and conditions of any agreements between the Stockholder or an Affiliate of the Stockholder, on the one hand, and the Company on the other hand, in any Related Party Agreement will have been amended effective as of the Closing Date to be no less favorable to the Company than the Company reasonably could have expected to obtain in an arms-length transaction with a Person other than an Affiliate of the Company and (ii) the rentals or other payments provided for in such agreements then will not exceed fair market rentals of the property being leased or fair market value of the sum or product being provided and such amounts shall have been previously approved in writing by the Chief Financial Officer of RW.

                  Section 3.07. Representation by Counsel. The Stockholder represents and agrees that the Stockholder has been represented by counsel of the Stockholder's own choosing; the Stockholder has had the full right and opportunity to consult with the Stockholder's respective attorneys and other advisors and has availed itself of this right and opportunity; the Stockholder has carefully read and fully understands this Agreement in its entirety and has had it fully explained to it by such counsel; the Stockholder is fully aware of the contents hereof and the meaning, intent and legal effect thereof; and the Stockholder is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence. The Stockholder and the Stockholder's counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against the party that drafted it is of no application and is hereby expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intentions of the parties and this Agreement.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                                       OF
                         THE COMPANY AND THE STOCKHOLDER

                  The Company and the Stockholder represent and warrant to, and agree with, RW that all the following representations and warranties in this
Article IV are as of the date of this Agreement, and will be, on the Funding Date, true and correct:

                  Section 4.01.  Organization, Power.

                  (a) the Organization State of the Company is the State of Texas, and the Company (i) is a corporation duly organized, validly existing and in good standing under the laws of that State and (ii) has all requisite corporate power and authority under those laws and its Charter Documents to own or lease and to operate its properties and to carry on its business as now conducted.

                  (b) (i) the authorized Capital Stock of the Company is comprised of 100,000 shares of Company Common Stock, of which 8,280 shares have been issued and are now outstanding and no shares are held by the Company as treasury shares, and (ii) there are no outstanding Derivative Securities of the Company.

                  (c) The Company has elected to be treated as an S corporation within the meaning of the Code effective in 1987 and such S-Corporation status has not been terminated at any time prior to the Closing Date and the Company has satisfied all criteria for S-Corporation status since the date of the election.

                  Section 4.02. Qualification. The Company is authorized or qualified to own or lease and to operate its properties or to carry on its business as now conducted in Texas, Louisiana, Oklahoma, New Mexico and Arkansas, and the Company does not own, lease or operate properties or carry on business which is Material to the Company in any jurisdiction not listed herein.

                  Section 4.03. Authorization; Enforceability; Absence of Conflicts; Required Consents.

                  (a) The execution, delivery and performance by the Company of this Agreement and each other Transaction Document to which it is a party, and the other transactions contemplated hereby and thereby, are within its corporate or other power under its Charter Documents and the applicable Governmental Requirements of its Organization State and have been duly authorized by all proceedings, including actions permitted to be taken in lieu of proceedings, required under its Charter Documents and the applicable Governmental Requirements.

                  (b) This Agreement has been, and each of the other Transaction Documents to which the Company is a party, when executed and delivered to RW will have been, duly executed and delivered by the Company and is, or when so executed and delivered will be, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as that enforceability may be (i) limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and (ii) subject to general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law).

                  (c) The execution, delivery and performance in accordance with their respective terms by the Company of the Transaction Documents to which it is a party have not and will not (i) violate, breach or constitute a default under (A) the Charter Documents of the Company (B) any Governmental Requirement applicable to the Company, or (C) any agreement that is Material to the Company,
(ii) except for any Indebtedness due to Republic National Bank that is disclosed in the Closing Balance Sheet, result in the acceleration or mandatory prepayment of any Indebtedness, or any Guaranty not constituting Indebtedness, of the Company or afford any holder of any of that Indebtedness, or any beneficiary of any of those Guaranties, the right to require the Company to redeem, purchase or otherwise acquire, reacquire or repay any of that Indebtedness, or to perform any of those Guaranties, (iii) cause or result in the imposition of, or afford any Person the right to obtain, any Lien upon any property or assets of the Company (or upon revenues, income or profits of the Company therefrom) or (iv) result in the revocation, cancellation, suspension or Material modification, individually or in the aggregate, of any Governmental Approval possessed by the Company at the date hereof and necessary for the ownership or lease or the operation of its properties or the carrying on of its business as now conducted.

                  (d) Except as may be required by the HSR Act or the applicable state securities or blue sky laws, no Governmental Approvals are required to be obtained, and no reports or notices to or filings with any Governmental Authority are required to be made for the execution, delivery or performance by the Company of the Transaction Documents to which it is a party, the enforcement against the Company of its obligations thereunder or the effectuation of the transactions contemplated thereby.

                  Section 4.04. Charter Documents and Records; No Violation. The Company has caused true, complete and correct copies of the Charter Documents, each as in effect on the date hereof, and the minute books and similar corporate or other Entity records of the Company to be delivered to RW. No breach or violation of any Charter Document of the Company has occurred and is continuing.

                  Section 4.05. No Defaults. No condition or state of facts exists, or, with the giving of notice or the lapse of time or both, would exist, which (a) entitles any holder of any outstanding Indebtedness, or any Guaranty, of the Company, or a representative of that holder, to accelerate the maturity, or require a mandatory prepayment, of that Indebtedness or Guaranty, or affords that holder or its representative, or any beneficiary of that Guaranty, the right to require the Company to redeem, purchase or otherwise acquire, reacquire or repay any of that Indebtedness, or to perform that Guaranty in whole or in part, (b) entitles any Person to obtain any Lien (other than a Permitted Lien) upon any properties or assets of the Company (or upon revenues, income or profits of the Company therefrom) or (c) constitutes a violation or breach of, or a default under, any agreement that is Material to the Company by the Company.

                  Section 4.06. Company Subsidiaries. The Company does not own, of record or beneficially, directly or indirectly through any Person, and does not control, directly or indirectly through any Person or otherwise, any Capital Stock or Derivative Securities of any Entity.

                  Section 4.07. Capital Stock of the Company. All the issued and outstanding shares of Capital Stock of the Company (a) have been duly authorized and validly issued in accordance with the applicable Governmental Requirements of their issuer's Organization State and Charter Documents and (b) are fully paid and nonassessable. The Company has not issued or sold any shares of its outstanding Capital Stock in breach or violation of (a) any applicable statutory or contractual preemptive rights, or any other rights of any kind (including any rights of first offer or refusal), of any Person or (b) the terms of any of its Derivative Securities which then were outstanding. No Person has, otherwise than solely by reason of that Person's right, if any, to vote shares of the Capital Stock of the Company it holds (to the extent those shares afford the holder thereof any voting rights) any right to vote on any matter with the holders of Capital Stock of the Company.

                  Section 4.08. Transactions in Capital Stock. (a) the Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire or reacquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof; and (b) no transaction has been effected, and no action has been taken in contemplation of the transactions described in this Agreement, respecting the equity ownership of the Company.

                  Section 4.09. Predecessor Status; Etc. The Company has no predecessor Entity and has not been a Subsidiary or division of another corporation or a part of an acquisition that later was rescinded during the past five years.

                  Section 4.10. Related Party Agreements. Schedule 4.10 lists all Related Party Agreements executed or in effect during the three years prior to the Closing Date which required or shall require the Company to make payments or render services of a value in excess of $10,000.

                  Section 4.11. Litigation. Except as disclosed in Schedule 4.11, no Litigation is pending or, to the knowledge of the Company or the Stockholder, threatened to which the Company is or may become a party.

                  Section 4.12. Product Quality, Warranty Claims, Product Liability. All products and services sold, rented, leased, provided or delivered by the Company to customers on or prior to the Closing Date conform or will conform to applicable contractual commitments, express and implied warranties, product and service specifications and quality standards, and, to the knowledge of the Company and the Stockholder, the Company has no liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Company giving rise to any liability) for replacement or repair thereof or other damages in connection therewith. No product or service sold, leased, rented, provided or delivered by the Company to customers on or prior to the Closing Date is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale, rent or lease. Except as set forth on Schedule 4.12, the Company has no liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the

Company which might give rise to any liability) arising out of any injury to a person or property as a result of the ownership, possession, provision or use of any equipment, product or service sold, rented, leased, provided or delivered by the Company on or prior to the Closing Date. All product liability claims that have been asserted against the Company since January 1, 1994, whether covered by insurance or not and whether litigation has resulted or not, are listed and summarized on Schedule 4.12.

                  Section 4.13. Financial Statements; Disclosure.

                  (a) The Financial Statements (including in each case the related schedules and notes) delivered to RW present fairly, in all Material respects, the consolidated financial position of the Company at the respective dates of the balance sheets included therein and the consolidated results of their operations and their consolidated cash flows and Stockholder's or other owner's equity for the respective periods set forth therein and have been prepared in accordance with GAAP (except the absence of footnotes and normal year end adjustments on the Interim Financial Statements). As of the date of any balance sheet included in the Financial Statements, the Company did not then have any outstanding Indebtedness to any Person or any liabilities of any kind (including contingent obligations, tax assessments or unusual forward or long-term commitments), or any unrealized or anticipated loss, which in the aggregate then were Material to the Company and required to be reflected in those Financial Statements or in the notes related thereto in accordance with GAAP which were not so reflected.

                  (b) Any amounts shown due to the Stockholder or any Stockholder Related Persons on the Closing Balance Sheet represent only salary for the current period earned in the ordinary course of business.

                  (c) (i) As of the date hereof, all Information that has been made available to RW by or on behalf of the Company prior to the date of this Agreement in connection with the transactions contemplated hereby is, taken together, true and correct in all Material respects (other than financial budgets and projections) and does not contain any untrue statement of a Material fact or omit to state a Material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which those statements were made.

                      (ii) All Information that is made available after the date hereof from time to time prior to the Funding Date to RW by or on behalf of the Company in connection with or pursuant to this Agreement, any other Transaction Document or the transactions contemplated hereby or thereby will be, when made available and taken together, true and correct in all Material respects (other than financial budgets and projections) and will not contain any untrue statement of a Material fact or omit to state a Material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which those statements are made.

                      (iii) All financial budgets and projections that have been or are hereafter from time to time prepared by the Company or any of its Representatives and made available prior to the Funding Date to RW pursuant to or in connection with this Agreement, any other Transaction

Document or the transactions contemplated hereby or thereby have been and will be prepared and furnished to RW in good faith and were and will be based on facts and assumptions that are believed by the management of the Company to be reasonable in light of the then current and foreseeable business conditions of the Company and represented and will represent that management's good faith estimate of the consolidated projected financial performance of the Company based on the information available to the officers of the Company at the time so furnished.

                  Section 4.14. Compliance with Laws. To the knowledge of the Company and the Stockholder, except as disclosed in Schedule 4.14, the Company has, or has the benefit of, all authorizations, approvals, licenses, permits and orders of and from all Governmental Authorities necessary to carry on the business of the Company as it is currently being conducted, to own or hold under lease the properties and assets they own or hold under lease and to perform all of their respective obligations under the agreements to which any of them is a party (collectively, the "Licenses"). To the knowledge of the Company and the Stockholder, the Company is (and has been during the past five years) in compliance in all Material respects with all applicable laws, regulations and administrative orders (including, without limitation, laws relating to employment of labor or use or occupancy of properties or any part thereof and the Foreign Corrupt Practices Act of 1977, or any Governmental Requirements to a similar effect) of any country, state or municipality or any subdivision thereof to which it is subject. Schedule 4.14 lists all Licenses of the Company and all Licenses held by any employee of the Company that are used for the benefit of the Company. The Company has previously delivered to RW all reports, if any, and filings made or filed by the Company during the past five years pursuant to OSHA.

                  Section 4.15. Certain Environmental Matters.

                  (a) As used in this Section 4.15, the following terms shall have the following meanings:

                      (i) "Hazardous Materials" means any dangerous, toxic or hazardous pollutant, contaminant, chemical, waste, material or substance as defined in or governed by any federal, state or local law, statute, code, ordinance, regulation, rule or other requirement relating to such substance or otherwise relating to the environment or human health or safety, including without limitation any waste, material, substance, pollutant or contaminant that might cause any injury to human health or safety or to the environment or might subject the Company to any imposition of costs or liability under any Environmental Law.

                      (ii) "Environmental Laws" means all applicable federal, state, local and foreign laws, rules, regulations, codes, ordinances, orders, decrees, directives, permits, licenses and judgments relating to pollution, contamination or protection of the environment (including, without limitation, all applicable federal, state, local and foreign laws, rules, regulations, codes, ordinances, orders, decrees, directives, permits, licenses and judgments relating to Hazardous Materials in effect as of the date of this Agreement).

                      (iii) "Release" shall mean the spilling, leaking, disposing, discharging, emitting, depositing, ejecting, leaching, escaping or any other release or threatened release, however defined, whether intentional or unintentional, of any Hazardous Material.

                  (b) The Company and the real properties listed on Schedule
4.18 (the "Real Property") are in Material compliance with all applicable Environmental Laws.

                  (c) The Company has obtained, and maintained in full force and effect, all environmental permits, licenses, certificates of compliance, approvals and other authorizations necessary to conduct its business and own or operate the Real Property (collectively, the "Environmental Permits"). A copy of each such Environmental Permit shall be provided by the Company to RW prior to the Closing. The Company has conducted its business in compliance with all terms and conditions of the Environmental Permits. The Company has filed all reports and notifications required to be filed under and pursuant to all applicable Environmental Laws.

                  (d) Except as set forth in Schedule 4.15: (i) no Hazardous Materials have been generated, treated, contained, handled, located, used, manufactured, processed, buried, incinerated, deposited, stored, or released on, under or about any part of the Company or the Real Property, (ii) the Company and the Real Property and any improvements thereon, contain no Hazardous Materials, asbestos, urea, lead paint, LFCs, formaldehyde, radon at levels above natural background, polychlorinated biphenyls (PCBs) or pesticides, and (iii) no aboveground or underground storage tanks are located on, under or about the Real Property, or have been located on, under or about the Real Property and then subsequently been removed or filled. If any such storage tanks exist on, under or about the Real Property, such storage tanks have been duly registered with all appropriate governmental entities and are otherwise in compliance with all applicable Environmental Laws.

                  (e) Except as set forth in Schedule 4.15, the Company has not received notice alleging in any manner that the Company is, or might be potentially responsible for any Release of Hazardous Materials, or any costs arising under or violation of Environmental Laws.

                  (f) No expenditure will be required in order for RW to comply with any Environmental Laws in effect at the time of the Closing in connection with the operation or continued operation of the business of the Company or the Real Property in a manner consistent with the current operation thereof by the Company.

                  (g) The Company and the Real Property are not and have not been listed on the United States Environmental Protection Agency National Priorities List of Hazardous Waste Sites, or any other list, schedule, law, inventory or record of hazardous or solid waste sites maintained by any federal, state or local agency.

                  (h) The Company has disclosed and delivered to RW all environmental reports, files, records, citations and investigations which the Company or Stockholder have obtained or ordered with respect to the business of the Company and the Real Property.

                  (i) No part of the business of the Company or the Real Property has been used as a landfill, dump or other disposal, storage, transfer, handling or treatment area for Hazardous Materials, or as a gasoline service station or a facility for selling, dispensing, storing, transferring, disposing or handling petroleum and/or petroleum products.

                  (j) No lien has been attached or filed against the Company or the Real Property in favor of any governmental or private entity for (i) any liability or imposition of costs under or violation of any applicable Environmental Law or (ii) any Release of Hazardous Materials.

                  (k) The Company has not transported or arranged for the transportation for storage, treatment or disposal of any Hazardous Materials to any location which is: (i) listed on the EPA's National Priorities List of Hazardous Waste sites; (ii) listed on the Comprehensive Environmental Response, Compensation, Liability Information System or on any similar state list; or
(iii) the subject of any regulatory or legal action which may lead to claims against the Company for damages to natural resources, personal injury, remediation, clean-up costs or corrective action under any Environmental Law.

                  (l) The Stockholder, on behalf of itself and its successors and assigns, hereby waives, releases and agrees not to bring against RW or the Company any claim, demand, cause of action or proceeding, including without limitation any cost recovery action, under any Environmental Law which results from (a) any act or omission of the Company occurring on or prior to the Funding Date or (b) the ownership, use, control or operation on or prior to the Funding Date of any facility, site, area or property used in the business of the Company.

                  Section 4.16. Liabilities and Obligations. Except as reflected in the Closing Balance Sheet or as set forth on Schedules 4.12 and 4.22(b), the Company has no liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, and regardless of when asserted) arising out of transactions or events heretofore entered into, or any action or inaction, or any state of facts existing, with respect to or based upon transactions or events heretofore occurring, except (i) liabilities which have arisen after the Closing Sheet Date but prior to the Funding Date in the ordinary course of business consistent with past practice (none of which is a material uninsured liability for breach of contract, breach of warranty, tort, infringement, claim or lawsuit), or (ii) as otherwise set forth in Schedule 4.16.

                  Section 4.17. Receivables. Except as set forth in Schedule 4.17, all the accounts and notes or other advances receivable of the Company reflected on the Closing Balance Sheet were collected, or are, in the reasonable and good faith belief of the Company's management, collectible, in the respective amounts so reflected, net of the reserves, if any, reflected in the Closing Balance Sheet.

                  Section 4.18. Owned and Leased Real Properties.

                  (a) Schedule 4.18 lists and describes in all Material respects: (i) all real properties owned by the Company and, for each of those properties, the address thereof, the type and square footage of each structure located thereon and the use thereof in the business of the Company; and

(ii) all real properties of which the Company is the lessee and, for each of those properties, the address thereof, the type and square footage of each structure located thereon the Company is leasing and the expiration date of its lease and the use thereof in the business of the Company.

                  (b) The Company has provided RW with true, complete and correct copies of all title reports and title insurance policies owned or in the possession of the Company and relating to any of the real properties listed as being owned in Schedule 4.18. Except as set forth in Schedule 4.18 or those reports and policies, and except for Permitted Liens, the Company owns in fee, and has good, valid and marketable title to, free and clear of all Liens, each property listed in that Section as being owned.

                  (c) The Company has provided RW with true, correct and complete copies of all leases under which the Company is leasing each of the properties listed as being leased in Schedule 4.18. Except as set forth in
Schedule 4.18, (i) each of those leases is, to the knowledge of the Company, valid and binding on the lessor party thereto, and (ii) the lessee party thereto has not sublet any of the leased space to any Person other than the Company.

                  (d) The fixtures of the Company are affixed only to one or more of the real properties listed in Schedule 4.18 and, except as set forth in
Schedule 4.18, are maintained in working order and adequate for the purposes for which they presently are being used or held for use, ordinary wear and tear excepted.

                  Section 4.19. Owned and Leased Property, Plant and Equipment.

                  (a) The Company has provided RW with a list, accurate and complete in all Material respects, of the Property, Plant and Equipment owned and leased by the Company.

                  (b) Except as set forth in Schedule 4.19 and except for Permitted Liens, the Company has good, valid and marketable title to, free and clear of all Liens, each property listed as being owned on the list provided to RW in accordance with Section 4.19(a).

                  (c) The Company has provided RW with complete copies of all leases under which the Company is leasing each of the properties listed as being leased on the list provided to RW in accordance with Section 4.19(a) and all leases referred to in Section 4.21 and, except set forth in Schedule 4.19, (i) each of those leases is, to the knowledge of the Company, valid and binding on the lessor party thereto, and (ii) the lessee party thereto has not sublet any of the leased property to any Person other than the Company.

                  (d) Except as set forth in Schedule 4.19, all the Property, Plant and Equipment listed therein are in good working order and condition, ordinary wear and tear excepted, and adequate for the purposes for which they presently are being used or held for use. The Property, Plant and Equipment owned by the Company is adequate for the operation of the Company's business at its current scope and volume.

                  Section 4.20. Proprietary Rights. The Company does not own or have the legal right to use any Proprietary Rights. No Proprietary Rights are necessary for the operation of the Company's business.

                  Section 4.21. Title to Other Properties. In each case, free and clear of all Liens except for Permitted Liens and as set forth in Schedule 4.21, the Company has good and valid title to, or holds under a lease valid and binding on the lessor party thereto, all its tangible personal properties and assets (other than Property, Plant and Equipment) that individually is or in the aggregate are Material to the Company.

                  Section 4.22. Commitments.

                  (a) Schedule 4.22(a) sets forth a complete list of each of the following (each a "Company Commitment") to which the Company is a party or by which any of its properties is bound and which on the Closing Date remains executory in whole or in any part:

                      (i) each partnership, joint venture or cost-sharing agreement;

                      (ii) each guaranty or suretyship, indemnification or contribution agreement or performance bond;

                      (iii) each instrument, agreement or other obligation evidencing or relating to Indebtedness of the Company or to money lent or to be lent to another Person;

                      (iv) each contract to purchase or sell real property;

                      (v) each agreement with dealers or sales or commission agents, public relations or advertising agencies, accountants or attorneys (other than in connection with this Agreement and the transactions contemplated hereby) involving total payments under any one such agreement within any 12-month period in excess of $10,000 and which is not terminable without penalty and on no more than 30 days' prior notice;

                      (vi) each agreement for the acquisition or provision of services, supplies, equipment, inventory, fixtures or other property involving more than $10,000 in the aggregate;

                      (vii) each contract containing any noncompetition agreement, covenant or undertaking;

                      (viii) each agreement providing for the purchase from a supplier of all or substantially all the requirements of the Company of a particular product or service; or

                      (ix) to the knowledge of the Company or Stockholder, each other agreement or commitment not made in the ordinary course of business or that is Material to the Company.

                  (b) Complete copies of all written Company Commitments, and complete written descriptions of all oral Company Commitments, have heretofore been delivered or made available to RW. Except as set forth in Schedule 4.22(b):
(i) there are no existing or asserted defaults, events of default or events, occurrences, acts or omissions that, with the giving of notice or lapse of time or both, would constitute defaults or events of default under any Company Commitment that are Material to the Company by the Company or, to the knowledge of the Company, any other party thereto; and (ii) no penalties have been incurred, nor are amendments pending, with respect to the Company Commitments Material to the Company. The Company Commitments are in full force and effect and are valid and enforceable obligations of the Company parties thereto and, to the knowledge of the Company, the other parties thereto in accordance with their respective terms, and no defenses, off-sets or counterclaims have been asserted or, to the knowledge of the Company, may be made by any party thereto (other than by the Company), and the Company has not, as the case may be, waived any rights thereunder, except as described in Schedule 4.22(b).

                  (c) Except as disclosed in Schedule 4.22(c) or contemplated hereby or by any other Transaction Document to which the Company or the Stockholder is a party: (i) neither the Company nor the Stockholder has received notice of any plan or intention of any other party to any Company Commitment to exercise any right to cancel or terminate any Company Commitment, and neither the Company nor the Stockholder knows of any condition or state of facts which would justify the exercise of such a right; and (ii) neither the Company nor the Stockholder currently contemplates, or has reason to believe any other Person currently contemplates, any amendment or change to any Company Commitment.

                  Section 4.23. Capital Expenditures. Without taking into consideration the Panama Canal Project, capital expenditures currently anticipated by the Company's management to be incurred by the Company during the remainder of the current fiscal year is $1,000,000. Without taking into consideration the Panama Canal Project, neither the Company nor the Stockholder is aware of any presently existing condition or fact which would cause capital expenditures in the two years after Closing to be greater by a Material amount than capital expenditures in the two years prior to Closing.

                  Section 4.24. Inventories, Parts and Supplies. The Company has no inventory and the Company does not (i) depend on any single vendor for its parts and supplies the loss of which could have a Material Adverse Effect on the Company and (ii) never has sustained a difficulty Material to the Company in obtaining its parts and supplies.

                  Section 4.25. Insurance. (a) Schedule 4.25 lists, as of the Closing Balance Sheet Date, all insurance policies then carried by the Company and a list of all insurance loss runs and worker's compensation claims received for the most recently ended three policy years has been provided to RW; (b) the Company has provided RW complete copies of all insurance policies carried by the Company which are in effect, all of which (A) have been issued by insurers licensed to do business in the state in which the insured properties are located, (B) currently are, and will remain without interruption through the Closing Date, in full force and effect; (c) no insurance carried by the Company has been canceled by the insurer during the past five years, and the Company has never been unable to obtain coverage; and (d) except as set forth on Schedule 4.25(d), neither the Company nor the Stockholder has received any notice or other communication from any issuer of any such insurance policy of any material increase in any deductibles, retained amounts or the premiums payable thereunder, and, to the knowledge of the Company and the Stockholder, no such increase in deductibles, retainages or premiums is threatened.

                  Section 4.26. Employee Matters.

                  (a) (i) To the knowledge of the Company and Stockholder, no group of the Company's employees has any plans to terminate his or its employment; (ii) the Company has complied with all laws and Governmental Requirements relating to the employment of labor, including provisions thereof relating to wages, hours, benefits equal opportunity, collective bargaining and the payment of social security and other taxes; (iii) the Company has no Material labor relations problem pending and its labor relations are satisfactory; (iv) except as set forth in the Schedules to this Agreement, there are no workers' compensation claims pending against the Company nor is the Company aware of any incidents that would give rise to such a claim; (v) to the best knowledge of the Company, no employee of the Company is subject to any secrecy or noncompetition agreement or any other agreement or restriction of any kind that would impede in any way the ability of such employee to carry out fully all activities of such employee in furtherance of the business of the Company; (vi) no employee or former employee of the Company has any claim with respect to any Proprietary Rights of the Company; (vii) no citation has been issued by the Occupational Health and Safety Administration against the Company and no notice of contest or OSHA administrative enforcement proceeding involving the Company has been filed or is pending; (viii) no citation of the Company has occurred and no enforcement proceeding has been initiated or is pending under Federal or foreign immigration law; and/or (ix) the Company has not taken any action which would constitute a "Mass Layoff" or "Plant Closing" within the meaning of the Worker Adjustment and Retraining Notification Act or otherwise trigger notice requirements or liability under any local or state plant closing notice law; and, to the extent any liability should arise between the date of this Agreement and the Funding as a result of employment actions by the Company, the Company will be solely responsible financially therefor.

                  (b) Schedule 4.26 lists, as of the date set forth in the Schedule, each employee of the Company earning in excess of $50,000 and the position, title, remuneration (including any scheduled salary or remuneration increases), date of employment and accrued vacation pay of each such employee.
Schedule 4.26 lists all employees who are parties to employment agreements with the Company.

                  (c) Except as set forth in Schedule 4.26 (c), (1) employees of the Company have not been and are not represented by a union, labor organization or collective bargaining unit which was either National Labor Relations Board ("NLRB") or National Mediation Board ("NMB") certified or voluntarily recognized or recognized under foreign law; (2) the Company has not been and is not a signatory to a collective bargaining agreement with any union, labor organization or collective bargaining unit; (3) no representation election petition has been filed by employees of the Company or is pending with the NLRB or NMB and no union organizing campaign involving employees of the Company has occurred, is threatened, or is in progress; (4) no NLRB unfair labor practice charges or Litigation alleging such claims have been filed or, to the knowledge of the

Company and the Stockholder, threatened and/or are presently pending against the Company or any labor organization representing its employees; (5) no grievance or arbitration demand (or "minor dispute"), whether or not filed pursuant to a collective bargaining agreement, has been filed or, to the knowledge of the Company and the Stockholder, threatened or is pending against the Company; (6) no hand billing, picketing, work stoppage (sympathetic or otherwise), or other "concerted action" involving the employees of the Company has occurred, is, to the knowledge of the Company and the Stockholder, threatened or is in progress; and/or (7) no breach of contract and/or denial of fair representation claim has been filed or is pending against the Company and/or any labor organization representing its employees.

                  (d) All employees of the Company are citizens of, or are authorized in accordance with federal immigration laws to be employed in, the United States.

                  (e) Except as set forth in Schedule 4.26 (e), the Company is not a party to any agreement, or has established any policy, practice or program, requiring any of them to make a payment or provide any other form of compensation or benefit or vesting rights to any person performing services for the Company that would not be payable or provided in the absence of this Agreement or the consummation of the transactions contemplated by this Agreement, including any parachute payment under Section 280G of the Code.

                  (f) The Company has no obligation or commitment to provide medical, dental or life insurance benefits to or on behalf of any of its employees following termination of employment or to any of its former employees who have terminated employment except as may be required pursuant to the continuation of coverage provisions of Section 4980B of the Code and the applicable parallel provisions of ERISA.

                  Section 4.27. Compliance with ERISA, Etc.

                  (a) Except as set forth in Schedule 4.27, with respect to all employees and former employees of the Company and all dependents and beneficiaries of such employees and former employees, (i) the Company does not maintain or contribute to any nonqualified deferred compensation or retirement plans, contracts or arrangements; (ii) the Company does not maintain or contribute to any qualified defined contribution plans (as defined in Section 3(34) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or Section 414(i) of the Code; (iii) the Company does not maintain or contribute to any qualified defined benefit plans (as defined in Section 3(35) of ERISA or Section 414(j) of the Code); and (iv) the Company does not maintain or contribute to any employee welfare benefit plans (as defined in Section 3(1) of ERISA).

                  (b) To the extent required (either as a matter of law or to obtain the intended tax treatment and tax benefits), all employee benefit plans (as defined in Section 3(3) of ERISA) which the Company does maintain or to which it does contribute (collectively, the "Plans") comply in all Material respects with the requirements of ERISA and the Code. With respect to the Plans,
(i) all required contributions which are due have been made and a proper accrual has been made for all contributions due in the current fiscal year; (ii) there are no actions, suits or claims pending, other than routine uncontested claims for benefits; and (iii) there have been no prohibited transactions (as defined in Section 406 of ERISA or Section 4975 of the Code).

                  (c) RW has received true and complete copies of (i) the most recent determination letter, if any, received by the Company from the Internal Revenue Service regarding the Plans which the Company maintains or to which it contributes and any amendment to any Plan made subsequent to any Plan amendments covered by any such determination letter; (ii) the most recent financial statements and annual report or return for the Plans; and (iii) the most recently prepared actuarial valuation reports.

                  (d) The Company does not contribute (and has never contributed) to any multi-employer plan, as defined in Section 3(37) of ERISA. The Company has no actual or potential liabilities under Section 4201 of ERISA for any complete or partial withdrawal from a multi-employer plan. The Company has no actual or potential liability for death or medical benefits after separation from employment, other than (i) death benefits under the employee benefit plans or programs (whether or not subject to ERISA) set forth Schedule
4.27 and (ii) health care continuation benefits described in Section 4980B of the Code.

                  (e) Neither the Company nor any of its directors, officers, employees or other "fiduciaries", as such term is defined in Section 3(21) of ERISA, has committed any breach of fiduciary responsibility imposed by ERISA or any other applicable law with respect to the Plans which would subject the Company, RW, RW's subsidiaries or any of their respective directors, officers or employees to any liability under ERISA or any applicable law.

                  (f) The Company has not incurred any liability for any tax or civil penalty or any disqualification of any employee benefit plan (as defined in Section 3(3) of ERISA) imposed by Sections 4980B and 4975 of the Code and
Part 6 of Title I and Section 502(i) of ERISA.

                  Section 4.28. Taxes.

                  (a) Each of the Company, and any Plans, as the case may be (each, a "Tax Affiliate" and, collectively, the "Tax Affiliates"), has: (i) timely filed (or has had timely filed on its behalf) all returns, declarations, reports, estimates, information returns, and statements ("Returns") required to be filed or sent by it in respect of any Taxes or required to be filed or sent by it by any taxing authority having jurisdiction; (ii) timely and properly paid (or has had paid on its behalf) all Taxes shown to be due and payable on such Returns; (iii) established on the Closing Balance Sheet, in accordance with GAAP, reserves that are adequate for the payment of any Taxes not yet due and payable; (iv) complied with all applicable laws, rules, and regulations relating to the withholding of Taxes and the payment thereof (including, without limitation, withholding of Taxes under Sections 1441 and 1442 of the Internal Revenue Code of 1986, as amended (the "Code"), or similar provisions under any foreign laws), and timely and properly withheld from individual employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under all applicable laws.

                  (b) There are no liens for Taxes upon any assets of the Company or of any Tax Affiliate, except liens for Taxes not yet due.

                  (c) No deficiency for any Taxes has been proposed, asserted or assessed against the Company or the Tax Affiliates that has not been resolved and paid in full. No waiver, extension or comparable consent given by the Company or the Tax Affiliates regarding the application of the statute of limitations with respect to any Taxes or Returns is outstanding, nor is any request for any such waiver or consent pending. There has been no Tax audit or other administrative proceeding or court proceeding with regard to any Taxes or Returns, nor is any such Tax audit or other proceeding pending, nor has there been any notice to the Company by any taxing authority regarding any such Tax audit or other proceeding, or, to the best knowledge of the Company, is any such Tax audit or other proceeding threatened with regard to any Taxes or Returns. The Company does not expect the assessment of any additional Taxes of the Company or the Tax Affiliates and is not aware of any unresolved questions, claims or disputes concerning the liability for Taxes of the Company or the Tax Affiliates which would exceed the estimated reserves established on its books and records.

                  (d) Neither the Company nor any Tax Affiliate is a party to any agreement, contract or arrangement that would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code and the consummation of the transactions contemplated by this Agreement will not be a factor causing payments to be made by the Company or any Tax Affiliate that are not deductible (in whole or in part) under Section 280G of the Code.

                  (e) Neither the Company nor any Tax Affiliate has requested any extension of time within which to file any Return, which Return has not since been filed.

                  (f) No property of the Company or any Tax Affiliate is property that the Company or any Tax Affiliates is or will be required to treat as being owned by another person under the provisions of Section 168(f)(8) of the Code (as in effect prior to amendment by the Tax Reform Act of 1986) or is "tax-exempt use property" within the meaning of Section 168 of the Code.

                  (g) Neither the Company nor any Tax Affiliate is required to include in income any adjustment under Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by the Company or any Tax Affiliate as a result of the Tax Reform Act of 1986 and neither the Company nor any Tax Affiliate has knowledge that the Internal Revenue Service has proposed any such adjustment or change in accounting method.

                  (h) All transactions that could give rise to an understatement of federal income tax (within the meaning of Section 6661 of the Code as it applied prior to repeal) or an underpayment of tax (within the meaning of
Section 6662 of the Code) were reported in a manner for which there is substantial authority or were adequately disclosed (or, with respect to Returns filed before the Funding Date, will be reported in such a manner or adequately disclosed) on the Returns required in accordance with Sections 6661(b)(2)(B) and 6662(d)(2)(B) of the Code.

                  (i) Neither the Company nor any Tax Affiliate has engaged in any transaction that would result in a deemed election under Section 338(e) of the Code, and neither the Company nor any Tax Affiliate will engage in any such transaction within any applicable "consistency period" (as such term is defined in Section 338 of the Code).

                  (j) The Company is not a part of any affiliated, combined or unitary group, except those affiliations of groupings resulting directly from the ownership of the Company by the Stockholder.

                  Section 4.29. Customer Contracts. Except as set forth in
Schedule 4.29, the Company is not (a) a party to any governmental contract subject to price redetermination or renegotiation or (b) a party to a contract designated by the appropriate Governmental Authority as a "small business set-aside" contract, minority set-aside contract, women-owned business set-aside contract, or other similar designation which could adversely affect RW's ability to continue to service such accounts or adversely affect the amount of consideration to be earned from servicing such accounts.

                  Section 4.30. Absence of Changes. Since the Interim Balance Sheet Date, except as set forth in Schedule 4.30, none of the following has occurred with respect to the Company.

                  (a) any circumstance, condition, event or state of facts (either singly or in the aggregate) which has caused, is causing or is reasonably likely to cause a Material Adverse Effect on the Company;

                  (b) any change in its authorized Capital Stock or in any of its outstanding Capital Stock or Derivative Securities;

                  (c) any repayment of Indebtedness to the Stockholder or any Restricted Payment.

                  (d) any increase in, or any commitment or promise to increase, the rates of compensation as of the date hereof, or the amounts or other benefits paid or payable under any Plan or other compensation or benefit arrangement plan or policy, except for ordinary and customary bonuses and salary increases for employees (other than the Stockholder or his Immediate Family Members) at the times and in the amounts consistent with its past practice;

                  (e) any work interruptions, labor grievances or claims filed, or any similar event or condition of any character, that will have a Material Adverse Effect on the Company or RW following the Closing;

                  (f) any distribution, sale or transfer of, or any Company Commitment to distribute, sell or transfer, any of its assets or properties of any kind which singly is or in the aggregate are Material to the Company, other than distributions, sales or transfers in the ordinary course of its business and consistent with its past practices to Persons other than the Stockholder and his Immediate Family Members and Affiliates;

                  (g) any cancellation, or agreement to cancel, any Indebtedness, obligation or other liability owing to it, including any Indebtedness, obligation or other liability of the Stockholder or any Related Person or Affiliate thereof, provided that it may negotiate and adjust bills in the course of good faith disputes with customers in a manner consistent with past practice, if all those adjustments are reflected in the Closing Balance Sheet.

                  (h) any plan, agreement or arrangement granting any preferential rights to purchase or acquire any interest in any of its assets, property or rights or requiring consent of any Person to the transfer and assignment of any such assets, property or rights;

                  (i) any purchase or acquisition of, or agreement, plan or arrangement to purchase or acquire, any property, rights or assets outside of the ordinary course of its business consistent with its past practices;

                  (j) any waiver of any of its rights or claims that singly is or in the aggregate are Material to the Company;

                  (k) any transaction by it outside the ordinary course of its business or not consistent with its past practices;

                  (l) any incurrence by it of any Indebtedness or any Guaranty not constituting its Indebtedness, or any Company Commitment to incur any Indebtedness or any such Guaranty;

                  (m) any investment in the Capital Stock, Derivative Securities or Indebtedness of any Person other than a Permitted Investment;

                  (n) any capital expenditure or series of related capital expenditures by the Company collectively in excess of $500,000, or commitments by the Company to make capital expenditures totaling in excess of $500,000; or

                  (o) any cancellation or termination of an agreement that is Material to the Company.

                  Section 4.31. Bank Relations; Powers of Attorney. The Company has provided RW with a complete written statement setting forth:

                  (a) the name of each financial institution in which the Company has borrowing or investment arrangements, deposit or checking accounts or safe deposit boxes;

                  (b) the types of those arrangements and accounts, including, as applicable, names in which accounts or boxes are held, the account or box numbers and the name of each Person authorized to draw thereon or have access thereto; and

                  (c) the name of each Person holding a general or special power of attorney from the Company and a description of the terms of each such power.

                  Section 4.32. Year 2000 Complaint. To the best of the Company's knowledge, the Company is Year 2000 compliant and will be at all times hereafter. "Year 2000 Compliant" means, with respect to the Company's information technology, software and other processing capabilities (the "Technology"), it (i) is designed to be used prior to, during, and after the calendar Year 2000 A.D., (ii) will at all such times accurately receive, provide and process date/time data (including, but not limited to, calculating, comparing and sequencing) from, into and between the twentieth and twenty-first centuries, including the years 1999 and 2000, and leap year calculations, (iii) will correctly interpret and manipulate all data, in whatever form including printed form, screen displays, financial records, calculations and business related data so as to avoid errors in processing that may otherwise occur because of the inability of the software or other processing capabilities to recognize accurately the year 2000 or subsequent dates, (iv) will not malfunction, cease to function or provide invalid or incorrect results, and, (v) when used in combination with the information technology of third parties customary within the Company's industry, properly exchanges date/time data with it.


                                    ARTICLE V

                      REPRESENTATIONS AND WARRANTIES OF RW

                  RW represents and warrants to the Company and Stockholder that all the following representations and warranties in this Article V are as of the date of this Agreement, and will be, on the Funding Date, true and correct:

                  Section 5.01. Organization, Power. RW is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and RW has all requisite corporate power and authority under the laws of its Organization State and its Charter Documents to enter into this agreement and perform its obligations hereunder.

                  Section 5.02. Authorization; Enforceability; Absence of Conflicts; Required Consents.

                  (a) The execution, delivery and performance by RW of this Agreement and each other Transaction Document to which it is a party, and the effectuation of the transactions contemplated hereby and thereby, are within its corporate power under its Charter Documents and the applicable Governmental Requirements of its Organization State and have been duly authorized as required under its Charter Documents and the applicable Governmental Requirements of its Organization State.

                  (b) This Agreement has been, and each of the other Transaction Documents to which RW is a party, when executed and delivered to the other parties thereto, will have been, duly executed and delivered by it and is, or when so executed and delivered will be, its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as that enforceability may be (i) limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and (ii) subject to general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law).

                  (c) The execution, delivery and performance of this Agreement and the other Transaction Documents to which RW is a party by RW and the consummation by RW of the transactions contemplated hereby do not conflict with or result in any breach of any of the provisions of, constitute a default under, result in a violation of, result in the creation of a right of termination or acceleration or any Lien, security interest, charge or encumbrance upon any assets of RW, or require any authorization, consent, approval, exemption or other action by or notice to any court or other governmental body, under the provisions of the Charter Documents of RW or any Indebtedness or other agreement or instrument by which RW is bound or affected, or Governmental Requirement to which RW is subject.

                  (d) Except as may be required by the HSR Act or the applicable state securities or blue sky laws, no Governmental Approvals are required to be obtained, and no reports or notices to or filings with any Governmental Authority are required to be made for the execution, delivery or performance by RW of the Transaction Documents to which it is a party, the enforcement against RW, of its obligations thereunder or the effectuation of the transactions contemplated hereby and thereby.

                  Section 5.03. No Defaults. No condition or state of facts exists, or, with the giving of notice or the lapse of time or both, would exist, which (a) entitles any holder of any outstanding Indebtedness, or any Guaranty not constituting Indebtedness, of RW, or a representative of that holder, to accelerate the maturity, or require a mandatory prepayment, of that Indebtedness or Guaranty, or affords that holder or its representative, or any beneficiary of that Guaranty, the right to require RW to redeem, purchase or otherwise acquire, reacquire or repay any of that Indebtedness, or to perform that Guaranty in whole or in part, (b) entitles any Person to obtain any Lien (other than a Permitted Lien) upon any properties or assets of RW (or upon revenues, income or profits of RW or (c) constitutes a violation or breach of, or a default under, any agreement that is Material to RW.

                  Section 5.04. Compliance with Laws; No Litigation. To the knowledge of RW, it is in compliance with all Governmental Requirements applicable to it. No Litigation is pending or, to the knowledge of RW, threatened to which RW is or may become a party which (a) questions or involves the validity or enforceability of any obligation of RW under any Transaction Document, (b) seeks (or reasonably may be expected to seek) to prevent or delay consummation by RW of the transactions contemplated by this Agreement to be consummated by RW.

                  Section 5.05. SEC Filings. RW has heretofore delivered to the Stockholder and RW's Form 10-K for the year ended December 31, 1998 ("10-K") and its quarterly reports on Form 10-Q for the quarters ended March 31, 1999 and June 30, 1999. As of their respective dates, except for any information corrected or superseded by subsequent filings with the Securities and Exchange Commission ("SEC"), such report did not contain any untrue statement of Material fact or omit to state a Material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements of RW and its Subsidiaries, and the notes thereto certified by the CPA's included in the 10-K have been prepared in accordance with GAAP and present fairly the consolidated financial position of RW and its Subsidiaries as of the date thereof and the results of their consolidated operations and changes in consolidated financial position for the periods then ended. The unaudited consolidated financial statements included in RW's 1999 quarterly reports filed on Form 10-Q comply as to form in all Material respects with the published rules and regulations of the SEC with respect thereto; and such unaudited financial statements are fairly presented in conformity with generally accepted accounting principles (except as permitted by Form 10-Q) applied on a basis substantially consistent with that of the audited financial statements included in the 10-K, subject to normal year-end adjustments. Except as and to the extent reflected or reserved against in the balance sheet included in the 10-K or 10-Qs, in the notes thereto or as covered by valid and collectible insurance or other collectible claim for reimbursement, except as set forth in a Schedule referred to in this Agreement or in a press release issued by RW since the filing of the most recent 10-Q, there has been no material adverse change in the business, prospects, properties or condition (financial or otherwise) of RW or its Subsidiaries which is Materially adverse to RW or its Subsidiaries taken as a whole.


                                   ARTICLE VI

                            INTENTIONALLY LEFT BLANK




                                   ARTICLE VII

                              CONDITIONS TO CLOSING

                  Section 7.01.  Conditions to the Obligations of Each Party.

                  The obligation of each party hereto to take the actions contemplated to be taken by that hereby are subject to the satisfaction, (or waiver) of each of the following conditions on or before the date of the Closing
Date:

                  (a) No Litigation shall be pending on the date of the Closing to restrain, prohibit or otherwise interfere with, or to obtain Material Damages or other relief from RW in connection with, the consummation of the transaction herein contemplated; and

                  (b) All Governmental Approvals required to be obtained by any of the Company or RW in connection with the consummation of the transactions contemplated herein or in the other Transaction Documents shall have been obtained.

                  Section 7.02. Conditions to the Obligations of the Company and the Stockholder. The obligations of the Company and the Stockholder with respect to actions to be taken by them hereby are subject to the satisfaction, or the written waiver by the Company on behalf of itself and each Stockholder pursuant to Section 11.05, in addition to the conditions specified in Section 7.01, as applicable, all the following conditions:

                  (a) All the representations and warranties of RW in Article V (as supplemented as provided herein) shall be true and correct as of the Funding Date as though made at that time;

                  (b) Employment and Non-Competition Agreements with William Troy Byler and William Troy Byler, Jr. in the form of Exhibits A-1 and A-2 shall have been duly executed and delivered by the Company.

                  (c) RW shall have delivered to the Company and William Troy
Byler:

                      (i) an RW officer's certificate respecting the representations and warranties of RW in Article V and compliance with the covenants of RW in Article VI and in the form of Exhibit F;

                      (ii) a certificate of the secretary or any assistant secretary of RW in the form of Exhibit G, and to which is attached, (a) the Charter Documents of RW (b) the resolutions of the boards of directors of RW respecting the Transaction Documents and the transactions contemplated thereby; and (c) a certificate respecting the incumbency and true signatures of the RW officers who execute the Transaction Documents on behalf of RW;

                      (iii) the Escrow Agreement duly executed and delivered by RW; and

                      (iv) opinions dated the Funding Date and addressed to the Company and the Stockholder from counsel for RW substantially in the form attached hereto as Exhibit H;

                  Section 7.03. Conditions to the Obligations of RW. The obligations of RW with respect to actions to be taken by it hereby are subject to the satisfaction or the written waiver by RW, in addition to the conditions specified in Section 7.01, all the following conditions:

                  (a) All the representations and warranties of the Stockholder and the Company in Articles III and IV (as supplemented as provided herein) shall be true and correct as of the Funding Date as though made at that time;

                  (b) Employment and Non-Competition Agreements with William Troy Byler, William Troy Byler, Jr., Ivan Click and Carol Irwin in the form of Exhibits A-1, A-2, A-3 and A-4 hereto shall have been duly executed and delivered by the Stockholder named in such agreement.

                  (c) The Stockholder and the Company shall have delivered to
RW:

                      (i) a Company officer's certificate, signed by a Responsible Officer, respecting the representations and warranties of the Stockholder and the Company in Articles III and IV and compliance with the covenants of the Stockholder and the Company in Article VI and in the form attached hereto as Exhibit I;

                      (ii) a certificate of the secretary or any assistant secretary of the Company in the form reasonably acceptable to RW respecting, and to which is attached, (a) the Charter

Documents of the Company; (b) the resolutions of the board of directors of the Company respecting the Transaction Documents and the transactions contemplated thereby; and (c) a certificate respecting the incumbency and true signatures of the responsible officers who execute the Transaction Documents on behalf of the Company;

                      (iii) the Escrow Agreement duly executed and delivered by the Stockholder;

                      (iv) from the Stockholder and Bill Byler, a General Release in the forms of Exhibit J-1 and Exhibit J-2 duly executed and delivered.

                      (v) an opinion dated the Funding Date and addressed to RW from counsel for the Company and the Stockholder substantially in the form of Exhibit K;

                      (vi) from the Stockholder, an executed certificate to the effect that no withholding is required under Section 1445 of the Code, in the form of Exhibit L, with the blanks appropriately completed; and

                      (vii) for the Company, a certificate, dated as of a current date, duly issued by the appropriate Governmental Authorities in its Organization State and, unless waived by RW, in each other jurisdiction listed in Schedule 4.02, showing it to be in good standing and authorized to do business in its Organization State and those other jurisdictions and that all state franchise and/or income tax returns and taxes due by it in its Organization State and those other jurisdictions for all periods prior to the Closing have been filed and paid.

                  (d) The Stockholder shall have executed and delivered the Remediation Agreement attached hereto as Exhibit N.


                                  ARTICLE VIII

                         COVENANTS FOLLOWING THE CLOSING

                  Section 8.01. Preparation and Filing of Tax Returns. (a) After the Closing, the Stockholder shall prepare at his sole cost and expense, all short-year federal, state, county, local and foreign tax returns required by law for the period beginning with the first day of the Company's fiscal year in which the Closing Date occurs and ending with the Closing Date. Each such return shall be prepared in a financially responsible and conservative manner and shall be delivered to RW together with all necessary supporting schedules within 90 days following the Closing Date for its approval (but such approval shall not relieve the Stockholder of his responsibility for the taxes assessed under these returns). The Stockholder shall be responsible for the filing when due and the payment of all income taxes shown to be due or that may come to be due on such returns. The Stockholder shall be entitled to receive all refunds shown on said returns and any such refunds received by the Company or RW shall be remitted to the Stockholder.

                  (b) Each party hereto will, and will cause its Affiliates to, provide to each of the other parties hereto such cooperation and information as any of them reasonably may request in filing any Return, amended Return or claim for refund, determining a liability for Taxes or a right to refund of Taxes or in conducting any audit or other proceeding in respect of Taxes. This cooperation and information shall include providing copies of all relevant portions of the relevant Returns, together with such accompanying schedules and work papers, documents relating to rulings or other determinations by taxing authorities and records concerning the ownership and Tax bases of property as are relevant which a party possesses. Each party will make its employees, if any, reasonably available on a mutually convenient basis at its cost to provide an explanation of any documents or information so provided. Subject to the preceding sentence, each party required to prepare Returns pursuant to this Agreement shall bear all costs attributable to the preparation and filing of those Returns.

                  (c) RW will join with the Stockholder and the Company in making an election under Section 338(h)(10) of the Code (and any corresponding elections under state, local, or foreign tax law) (collectively, a "Section 338(h)(10) Election") with respect to the purchase and sale of the Shares hereunder. The Stockholder will pay the income taxes attributable to the making of the Section 338(h)(10) Election. The Stockholder will prepare the appropriate forms to effect the Section 338(h)(10) Election and will furnish them to RW at least 30 days prior to the required filing date therefor, for filing by RW pursuant to Section 8.01(a) hereof. Stockholder agrees to execute such forms as required and to file such forms on a timely basis as and where required to effect a valid Section 338(h)(10) Election. The Stockholder, Company and RW agree that the Purchase Price shall be allocated among the Company's assets in accordance with Schedule 8.01(c) and that such allocation shall be used in connection with the tax filings contemplated by this Section.

                  Section 8.02. Removal of Guaranties. At or within 60 days following the Funding Date, RW will cause the Stockholder Guaranties of debts to Republic National Bank listed on Schedule 8.02 to be terminated. RW shall indemnify and reimburse the Stockholder for any payments made by him in connection with said Stockholder's Guaranties of any other Indebtedness.

                  Section 8.03. Reports Under the Exchange Act. RW shall use commercially reasonable efforts to make all required filings under the Exchange Act on a timely basis as may be necessary to permit the Stockholder to avail himself of the provisions of Rule 144 promulgated under the Securities Act at such time as Rule 144 shall become available to the Stockholder.

                  Section 8.04. Further Documents and Assurances. Each party hereto shall, at the request of any other party hereto, execute and deliver such other and further documents ans assurances as may reasonably necessary or desirable to effectuate the transactions described herein.

                  Section 8.05. Promissory Note. RW shall account for the promissory note in its books and records in accordance with GAAP.

                  Section 8.06. Payment Bond. Within thirty (30) days of the Funding Date, RW will obtain a Payment Bond with respect to the payment of the amounts due on the note in a form substantially similar to Exhibit O.

                  Section 8.07. Use of Name. Not later than one year after both Stockholder and William Troy Byler, Jr., cease to be employees of the Company, Company will cease the use of the name "W.T. Byler" or any variants thereof.


                                   ARTICLE IX

                                 INDEMNIFICATION

                  Section 9.01. Survival of Representations and Warranties. All the provisions of this Agreement will survive the Closing indefinitely notwithstanding any investigation at any time made by or on behalf of any party hereto or the provision of any Supplemental Information pursuant to Section 6.08, provided that the representations and warranties set forth in Articles III, IV and V and in any certificate delivered in connection herewith with respect to any of those representations and warranties will terminate and expire on the second anniversary of the date of this Agreement, except as follows: (a) the representations and warranties of the Stockholder which relate expressly or by necessary implication to Taxes, ERISA or other employment or labor matters or the Governmental Requirements referred to in clause (iii) of Section 9.02(a) will survive until the expiration of the applicable statutes of limitations (including all periods of extension and tolling); and (b) the representations and warranties of the Stockholder which relate expressly or by necessary implication to the environment or Environmental Laws will survive for a period of five years from the Closing Date. After a representation and warranty has terminated and expired, no indemnification will or may be sought pursuant to this Article IX on the basis of that representation and warranty by any Person who would have been entitled pursuant to this Article IX to indemnification on the basis of that representation and warranty prior to its termination and expiration, provided that, in the case of each representation and warranty that will terminate and expire as provided in this Section 9.01, no claim presented in writing for indemnification pursuant to this Article IX on the basis of that representation and warranty prior to its termination and expiration will be affected in any way by that termination and expiration.

                  Section 9.02. Indemnification of RW Indemnified Parties.

                  (a) Subject to the applicable provisions of Sections 9.01 and 9.07, the Stockholder covenants and agrees that he will indemnify each RW Indemnified Party against, and hold each RW Indemnified Party harmless from and in respect of, all Damage Claims that arise from, are based on, arise out of or are attributable to (i) any breach of the representations and warranties of the Stockholder or the Company set forth herein or in certificates delivered in connection herewith; (ii) the nonfulfillment of any covenant or agreement on the part of the Stockholder or the Company under this Agreement; (iii) any provision of any Environmental Law which results from (A) any act or omission of the Company occurring on or prior to the Funding Date or its respective employees, agents or representatives or (B) the ownership, use, control or operation on or prior to the Funding Date of any facility, site, area or property used in the business of the Company (whether currently or previously owned or leased by the Company), including, without limitation, Damage Claims arising from any release of Hazardous Materials or off-site shipment of any Hazardous Materials at or from any such facility, site, area or property; or (iv) any liability under the Securities Act, the

Exchange Act or other applicable Governmental Requirement which arises out of or is based on (A) any untrue statement or alleged untrue statement of a material fact relating to the Company, which is provided to RW or its counsel in writing by the Company or the Stockholder or (B) any omission or alleged omission to state therein a material fact relating to the Company, required to be stated therein or necessary to make the statements therein not misleading, and not provided to RW or its counsel by the Company or the Stockholder after a written request therefor (each such Damage Claim and each Damage Claim described in Section 9.02(b) being an "RW Indemnified Loss");

                  (b) Once the occurrence of a breach of any representations or warranties has been established, Damages shall be calculated without regard to whether such breach caused a Material Adverse Effect.

                  Section 9.03. Indemnification of Stockholder Indemnified Parties. (a) RW covenants and agrees that it will indemnify each Stockholder Indemnified Party against, and hold each Stockholder Indemnified Party harmless from and in respect of, all Damage Claims that arise from, are based on or are attributable to (i) any breach by RW of its representations and warranties set forth herein or in their certificates delivered to the Company or the Stockholder in connection herewith; or (ii) the nonfulfillment of any covenant or agreement on the part of RW under this Agreement (each such Damage Claim being a "Stockholder Indemnified Loss").

                  (b) Once the occurrence of a breach of any representations or warranties has been established, Damages shall be calculated without regard to whether such breach caused a Material Adverse Effect.

                  Section 9.04. Conditions of Indemnification. (a) All claims for indemnification under this Agreement shall be asserted and resolved as follows in this Section 9.04.

                  (b) A party claiming indemnification under this Agreement (an "Indemnified Party") shall promptly (i) notify the party from whom indemnification is sought (the "Indemnifying Party") of any third-party claim or claims asserted against the Indemnified Party ("Third Party Claim") that could give rise to a right of indemnification under this Agreement and (ii) transmit to the Indemnifying Party a written notice ("Claim Notice") describing in reasonable detail the nature of the Third Party Claim, a copy of all papers served with respect to that claim (if any), an estimate of the amount of damages attributable to the Third Party Claim to the extent feasible (which estimate shall not be conclusive of the final amount of such claim) and the basis for the Indemnified Party's request for indemnification under this Agreement. Except as set forth in Section 9.01, the failure to promptly deliver a Claim Notice shall not relieve the Indemnifying Party of its obligations to the Indemnified Party with respect to the related Third Party Claim except to the extent that the resulting delay is materially prejudicial to the defense of that claim. Within 15 days after receipt of any Claim Notice (the "Election Period"), the Indemnifying Party shall notify the Indemnified Party (i) whether the Indemnifying Party disputes its potential liability to the Indemnified Party under this Article IX with respect to that Third Party Claim and (ii) if the Indemnifying Party does not dispute its potential liability to the Indemnified Party with respect to that Third Party Claim, whether the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against that Third Party Claim.

                  (c) If the Indemnifying Party does not dispute its potential liability to the Indemnified Party and notifies the Indemnified Party within the Election Period that the Indemnifying Party elects to assume the defense of the Third Party Claim, then the Indemnifying Party shall have the right to defend, at its sole cost and expense, that Third Party Claim by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party in accordance with this Section 9.04(c) and the Indemnified Party will furnish the Indemnifying Party with all information in its possession with respect to that Third Party Claim and otherwise cooperate with the Indemnifying Party in the defense of that Third Party Claim; provided, however, that the Indemnifying Party shall not enter into any settlement with respect to any Third Party Claim that (i) purports to limit the activities of, or otherwise restrict in any way, any Indemnified Party or any Affiliate of any Indemnified Party, (ii) involves a guilty plea to any crime or (iii) involves a fine or penalty, whether or not paid by the Indemnifying Party, without the prior consent of that Indemnified Party (which consent may be withheld in the sole discretion of that Indemnified Party). The Indemnified Party is hereby authorized, at the sole cost and expense of the Indemnifying Party, to file, during the Election Period, any motion, answer or other pleadings that the Indemnified Party shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 9.04(c) and will bear its own costs and expenses with respect to that participation; provided, however, that if the named parties to any such action (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party, and the Indemnified Party has been advised by counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Indemnifying Party, then the Indemnified Party may employ separate counsel at the expense of the Indemnifying Party (provided that such expenses are reasonable), and, on its written notification of that employment, the Indemnifying Party shall not have the right to assume or continue the defense of such action on behalf of the Indemnified Party.

                  (d) If the Indemnifying Party (i) within the Election Period
(A) disputes its potential liability to the Indemnified Party under this Article IX, (B) elects not to defend the Indemnified Party pursuant to Section 9.04(c) or (C) fails to notify the Indemnified Party that the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 9.04(c) or (ii) elects to defend the Indemnified Party pursuant to Section 9.04(c) but fails diligently and promptly to prosecute or settle the Third Party Claim, then the Indemnified Party shall have the right to defend, at the sole cost and expense of the Indemnifying Party (provided that such expenses are reasonable) (if the Indemnified Party is entitled to indemnification hereunder), the Third Party Claim by all appropriate proceedings, which proceedings shall be promptly and vigorously prosecuted by the Indemnified Party to a final conclusion or settled. The Indemnified Party shall have full control of such defense and proceedings. Notwithstanding the foregoing, if the Indemnifying Party has delivered a written notice to the Indemnified Party to the effect that the Indemnifying Party disputes its potential liability to the Indemnified Party under this Article IX and if such dispute is resolved in favor of the Indemnifying Party, the Indemnifying Party shall not be required to bear the costs and expenses of the Indemnified Party's defense pursuant to this Section 9.04 or of the Indemnifying Party's participation therein at the Indemnified Party's request, and the Indemnified Party shall reimburse the Indemnifying Party in full for all reasonable costs and expenses of such litigation. The

Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 9.04(d), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.

                  (e) In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim, the Indemnified Party shall transmit to the Indemnifying Party a written notice (the "Indemnity Notice") describing in reasonable detail the nature of the claim, an estimate of the amount of Damages attributable to that claim to the extent feasible (which estimate shall not be conclusive of the final amount of such claim) and the basis of the Indemnified Party's request for indemnification under this Agreement. If the Indemnifying Party does not notify the Indemnified Party within 15 days from its receipt of the Indemnity Notice that the Indemnifying Party disputes such claim, the claim specified by the Indemnified Party in the Indemnity Notice shall be deemed a liability of the Indemnifying Party hereunder. If the Indemnifying Party has timely disputed such claim, as provided above, such dispute shall be resolved by proceedings in an appropriate court of competent jurisdiction if the parties do not reach a settlement of such dispute within 30 days after notice of a dispute is given.

                  (f) Payments of all amounts owing by an Indemnifying Party pursuant to this Article IX relating to a Third Party Claim shall be made within 30 days after the latest of (i) the settlement of that Third Party Claim, (ii) the expiration of the period for appeal of a final adjudication of that Third Party Claim or (iii) the expiration of the period for appeal of a final adjudication of the Indemnifying Party's liability to the Indemnified Party under this Agreement. Payments of all amounts owing by an Indemnifying Party pursuant to Section 9.04(e) shall be made within 30 days after the later of (i) the expiration of the 30-day Indemnity Notice period or (ii) the expiration of the period for appeal of a final adjudication of the Indemnifying Party's liability to the Indemnified Party under this Agreement. In the event that any payments are not made in a timely manner pursuant to this Article IX RW shall have the right to withhold any amounts otherwise due to the Stockholder in order to satisfy such payment obligation.

                  Section 9.05. Security for Indemnity. As security for the indemnification by the Company and the Stockholder, the parties have established an escrow fund pursuant to the Escrow Agreement and RW has been granted the right of payment into the escrow fund as provided in Section 2.02(c).

                  Section 9.06. Remedies Not Exclusive. The remedies provided in this Agreement shall not be exclusive of any other rights or remedies available to one party against the other, either at law or in equity.

                  Section 9.07. Limitations on Indemnification.

                  (a) Notwithstanding the provisions of Section 9.02(a), neither the Company nor the Stockholder shall be required to indemnify or hold harmless any of the RW Indemnified Parties on account of any RW Indemnified Loss under
Section 9.02(a) unless the liability of the Company and the Stockholder in respect of that RW Indemnified Loss, when aggregated with the liability of the Company and the Stockholder in respect of all RW Indemnified Losses under
Section 9.02(a),
exceeds the Threshold Amount. Once the Threshold Amount has been exceeded, Damages shall be calculated without regard to the Threshold Amount. In no event shall (i) the aggregate liability of the Company and the Stockholder under this Agreement, including Section 9.02(a), exceed the Purchase Price. For purposes of determining the amount of RW Indemnified Losses, no effect will be given to any resulting Tax benefit to any RW Indemnified Party.

                  (b) Notwithstanding the provisions of Section 9.03, RW shall not be required to indemnify or hold harmless any of the Stockholder Indemnified Parties on account of any Stockholder Indemnified Loss unless the liability of RW in respect of that Stockholder Indemnified Loss, when aggregated with the liability of RW in respect of all Stockholder Indemnified Losses, exceeds the Threshold Amount. Once the Threshold Amount has been exceeded, Damages shall be calculated without regard to the Threshold Amount. In no event shall RW be liable under this Agreement, including Section 9.03, for any amount in excess of the Purchase Price. For purposes of determining the amount of Stockholder Indemnified Losses, no effect will be given to any resulting Tax benefit to any Stockholder Indemnified Party.

                  (c) Notwithstanding the provisions of Section 9.07(a), the Stockholder shall be required to indemnify and hold harmless all of the RW Indemnified Parties on account of any RW Indemnified Loss, without regard to the Threshold Amount or any upper limit on indemnification set forth in Section 9.07(a), that arise out of or relate to (i) Taxes of the Company through the Closing Date, (ii) any breach of the representations or warranties contained in
Section 4.15, 4.30(c) or 4.30(d) or the covenants contained in Section 6.04(c) or 6.04(f); or (iii) any withdrawal liability as defined in Section 4201 of ERISA imposed on RW following the Closing Date resulting from the withdrawal or partial withdrawal by any Company from any multiemployer plan prior to the Funding Date.


                                    ARTICLE X

                           LIMITATIONS ON COMPETITION

                  Section 10.01. Definitions. For the purposes of this
Article X, the following definitions shall apply:

                  (a) "Competitive Activities" means (i) the business of construction and maintenance of railway beds and tracks; construction and maintenance of elevated rail systems and structures; construction and maintenance of railway switching and signaling equipment, distributorships and supply in the field of rail and railway construction materials; distributorships and supply in the field of electromechanical controls for use in the railroad industry, namely, railway switching equipment and railway signaling equipment; and design for others in the field of railroad industry, namely, engineering design of rail and railway related structures and equipment and (ii) any business currently conducted by the Company.

                  (b) "Competitor" means any business, individual, partnership, joint venture, association, firm, corporation or other Entity, other than RW or its affiliates or subsidiaries, engaged, wholly or partly, in Competitive Activities.

                  (c) "Competitive Position" means, except as otherwise set forth in Schedule 10.01 (i) having any financial interest in a Competitor, including but not limited to, the direct or indirect ownership or control of all or any portion of a Competitor, or acting as a partner, officer, director, principal, agent or trustee of any Competitor or (ii) engaging in any employment or independent contractor arrangement, business or other activity with any Competitor whereby Stockholder will serve such Competitor in any senior managerial capacity.

                  (d) "Customer" means actual customers of the Company or RW as of the Closing Date.

                  (e) "Non-compete Period" means the period beginning on the date hereof and ending on the third anniversary of the Closing Date.

                  (f) "Non-Public Information" means any confidential, proprietary business information or data belonging to or pertaining to the Company or RW that does not constitute a Trade Secret (as hereinafter defined) and that is not generally known by or available through legal means to the public, including, but not limited to, information regarding the Company's or RW customers or actively sought prospective customers, acquisition targets, suppliers, manufacturers and distributors gained by Stockholder as a result of his employment with the Company or his direct or indirect ownership of Company Capital Stock.

                  (g) "Territory" means the area within a one hundred mile radius of any corporate office or job site of the Company or RW or any of their subsidiaries, affiliates or divisions, as now existing or hereafter acquired or commenced.

                  (h) "Trade Secrets" means information or data of or about the Company, including but not limited to technical or non-technical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, products plans, or lists of actual or potential customers, clients, distributees or licensees, information concerning the Company's finances, services, staff, contemplated acquisitions, marketing investigations and surveys, that are not generally known to, and/or are not readily ascertainable by proper means by, other persons.

                  Section 10.02. Trade Name and Non-Public Information. The Stockholder hereby agrees that with regard to each item constituting all or any portion of the Trade Secrets and Non-Public Information, at all times during which such item continues to constitute a Trade Secret or Non-Public Information, respectively:

                           (i) Stockholder shall not, directly or by assisting
others, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be connected in any manner with, any business conducted under any corporate or trade name of the

Company or name similar thereto, without the prior written consent of RW except stockholder may operate as presently conducted those business listed on Schedule 10.02; this Subsection 10.02(i) shall terminate at such time, if any, as Buyer is obligated to cease use of "W.T. Byler" pursuant to Section 8.07.

                           (ii) Stockholder shall hold in confidence all Trade
Secrets and all Non-Public Information and will not, either directly or indirectly, use, sell, lend, lease, distribute, license, give, transfer, assign, show, disclose, disseminate, reproduce, copy, appropriate or otherwise communicate any Trade Secrets or Non-Public Information, without the prior written consent of RW; and

                           (iii) Stockholder shall immediately notify the
Company of any unauthorized disclosure or use of any Trade Secrets or Non-Public Information of which Stockholder becomes aware. Stockholder shall assist the Company, to the extent necessary, in the procurement or any protection of the Company's rights to or in any of the Trade Secrets or Non-Public Information.

                  Section 10.03. Non-competition.

                  (a) The parties hereto acknowledge that the Company is conducting Competitive Activities throughout the Territory. Stockholder acknowledges that to protect adequately the interest of Company in the business of the Company it is essential that any non-compete covenant with respect thereto cover all competitive Activities and the entire Territory.

                  (b) Stockholder hereby agrees that, during the Non-compete Period, Stockholder will not, in the Territory, either directly or indirectly, alone or in conjunction with any other party, accept, enter into or take any action in conjunction with or in furtherance of a Competitive Position. Stockholder shall notify the Company promptly in writing if Stockholder receives an offer of a Competitive Position during the Non-compete Period, and such notice shall describe all material terms of such offer.

                  Nothing contained in this Section 10.03 shall prohibit Stockholder from (a) acquiring not more than five percent (5%) of any Competitor, or from acquiring any percentage of any company which is non-competitive with Company, whose common stock is publicly traded on a national securities exchange or in the over-the-counter market and (b) each Stockholder may continue to own equity interests in, and participate in the business of, consistent with the past practice of such Stockholder, the Entities listed on Schedule 10.01.

                  Section 10.04. Non-Solicitation. Stockholder hereby agrees that the Stockholder will not, during the Non-compete Period, either directly or indirectly, alone or in conjunction with any other party:

                  (a) solicit, divert or appropriate or attempt to solicit, divert or appropriate, any Customer for the purpose of providing the Customer with services or products competitive with those offered by RailWorks or any of it affiliates or subsidiaries (including the Company) during the Non-compete Period, or

                  (b) solicit or attempt to solicit any officer, director, employee, consultant, contractor, agent, lessor, lessee, licensor, licensee, supplier of RailWorks or any of its affiliates or subsidiaries (including the Company) to terminate, alter or lessen that party's affiliation with RailWorks or any of its affiliates or subsidiaries (including the Company), or to violate the terms of any agreement or understanding between such employee, consultant, contractor or other person and RailWorks or any of its affiliates or subsidiaries (including the Company).

                  Section 10.05. Damages. Because of the difficulty of measuring economic losses to RW as a result of any breach by the Stockholder of his covenants in Sections 10.01 through 10.04, and because of the immediate and irreparable Damage that could be caused to RW for which it would have no other adequate remedy, Stockholder agrees that RW may enforce the provisions of Sections 10.01 through 10.04 by injunctions and restraining orders against that Stockholder if Stockholder breaches any of those provisions.

                  Section 10.06. Reasonable Restraint. The parties hereto each agree that Sections 10.01 through 10.05 impose a reasonable restraint on the Stockholder in light of the activities and business of RW on the date hereof, the current business plans of RW and the investment by Stockholder in RW as a result of the Agreement.

                  Section 10.07. Severability; Reformation. The covenants in this Article X are severable and separate, and the unenforceability of any specific covenant in this Article X is not intended by any party hereto to, and shall not, affect the provisions of any other covenant in this Article X. If any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth in Sections 10.01 through 10.04 are unreasonable as applied to the Stockholder, the parties hereto, acknowledge their mutual intention and agreement that those restrictions be enforced to the fullest extent the court deems reasonable, and thereby shall be reformed to that extent as applied to the Stockholder.

                  Section 10.08. Independent Covenant. All the covenants in this
Article X are intended by each party hereto to, and shall, be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of the Stockholder against RW, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by RW of any covenant in this Article X. It is specifically agreed that the period specified in Section 10.01 shall be computed in the case of Stockholder by excluding from that computation any time during which the Stockholder is in violation of any provisions of Sections 10.01 through 10.04. The covenants contained in this Article X shall not be affected by any breach of any other provision hereof by any party hereto.

                  Section 10.09. Materiality. The Company and Stockholder, severally and not jointly with any other Person, hereby agree that this Article X is a material and substantial part of the transactions contemplated hereby.

                                   ARTICLE XI

                               GENERAL PROVISIONS

                  Section 11.01. Treatment of Confidential Information.

                  (a) Each of RW, the Company and the Stockholder, severally and not jointly with any other Person, acknowledges that it has or may have had in the past, currently has and in the future may have access to Confidential Information of the Company and the Company Subsidiaries and RW and its Subsidiaries. Each of RW, the Company and the Stockholder, severally and not jointly with any other Person, agrees that it will keep confidential all such Confidential Information furnished to it and, except with the specific prior written consent of RW and the Company, will not disclose such Confidential Information to any Person except (a) Representatives of the other parties to this Agreement, (b) its own Representatives, provided that these Representatives (other than counsel) agree to the confidentiality provisions of this Section 11.01; and provided, further, that Confidential Information shall not include
(i) such information which becomes known to the public generally through no fault of Stockholder, (ii) information required to be disclosed by law or the order of any governmental authority under color of law, provided, that prior to disclosing any information pursuant to this clause (ii), the disclosing party shall, if possible, give prior written notice thereof to the party who owns the Confidential Information and provide such party with the opportunity to contest such disclosure, (iii) the disclosing party reasonably believes that such disclosure is required in connection with the defense of a lawsuit against the disclosing party or (iv) information RW determines it needs to disclose pursuant to the Securities Act or the Exchange Act. Nothing herein shall be construed as prohibiting any party from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.

                  (b) Because of the difficulty of measuring economic losses as a result of the breach of the foregoing covenants in Section 11.01(a), and because of the immediate and irreparable Damage that would be caused to and for which there is no other adequate remedy, each of the parties to Agreement the provisions of Section 11.01(a) may be enforced by injunctions and restraining orders against each of them who breaches any of those provisions.

                  (c) The obligations of RW set forth in Section 6.02(d) are incorporated in this Section 11.01 by this reference.

                  (d) The obligations of the parties under this Section 11.01 shall survive the termination of this Agreement.

                  Section 11.02. Restrictions on Transfer of RW Common Stock.

                  (a) Except for transfers to employees of the Company that are approved in writing by the Chief Executive Officer of RW prior to such transfer, during the one year period ending on the first anniversary of the Closing Date (the "Restricted Period"), the Stockholder will not: (i) sell, assign, exchange, transfer, encumber, pledge, distribute, appoint or otherwise dispose of (A) any shares of RW Common Stock received by the Stockholder in the transactions contemplated herein


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

or (B) any interest in (including any option to buy or sell) any of those shares of RW Common Stock, in whole or in part, and RW will have no obligation to, and shall not, treat any such attempted transfer as effective for any purpose; or
(ii) engage in any transaction, whether or not with respect to any shares of RW Common Stock or any interest therein, the intent or effect of which is to reduce the risk of owning the shares of RW Common Stock acquired pursuant hereto (including, for example engaging in put, call, short-sale, straddle or similar market transactions); provided, however, that this Section 11.02 shall not restrict any transfer of RW Common Stock acquired by Stockholder pursuant hereto to any of the Stockholder's Related Persons who agree in writing to be bound by the provisions of this Section 11.02. The certificates evidencing the RW Common Stock delivered to Stockholder pursuant hereto will bear a legend substantially in the form set forth below and containing such other information as RW may deem necessary or appropriate:

                  "EXCEPT PURSUANT TO THE TERMS OF THE AGREEMENT AMONG THE ISSUER, THE HOLDER OF THIS CERTIFICATE AND THE OTHER PARTIES THERETO, THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE VOLUNTARILY SOLD, ASSIGNED, EXCHANGED, TRANSFERRED, ENCUMBERED, PLEDGED, DISTRIBUTED, APPOINTED OR OTHERWISE DISPOSED OF, AND THE ISSUER SHALL NOT BE REQUIRED TO GIVE EFFECT TO ANY ATTEMPTED VOLUNTARY SALE, ASSIGNMENT, EXCHANGE, TRANSFER, ENCUMBRANCE, PLEDGE, DISTRIBUTION, APPOINTMENT OR OTHER DISPOSITION OF ANY OF THOSE SHARES, DURING THE ONE-YEAR PERIOD ENDING ON SEPTEMBER 30, 2000. ON THE WRITTEN REQUEST OF THE HOLDER OF THIS CERTIFICATE, THE ISSUER AGREES TO REMOVE THIS RESTRICTIVE LEGEND (AND ANY STOP ORDER PLACED WITH THE TRANSFER AGENT) AFTER THE DATE SPECIFIED ABOVE."

                  (b) From the first anniversary of the Closing Date to the fourth anniversary of the Closing Date, the Stockholder agrees to sell shares of RW Common Stock acquired pursuant to this Agreement only in accordance with the procedures set forth in this Section 11.02(b). Every fiscal quarter during such period, the Stockholder will be permitted to sell, in the aggregate, up to 8% of the aggregate number of shares of Common Stock received by the Stockholder pursuant to this Agreement (the "Quarterly Block Trade Shares") in either a block trade or a registered public offering, at the option of RW. If Stockholder does not sell all of his or her Quarterly Block Trade Shares in any given quarter, such Stockholder may sell such Quarterly Block Trade Shares pursuant to this Section 11.02(b) in any later quarter, provided, however, that in no event may the Stockholder sell more than 20% of the shares of Common Stock received by the Stockholder pursuant to this Agreement in any one quarter. The Stockholder that wishes to sell shares of RW Common Stock pursuant to such selling opportunity must give notice to RW and the Executive Council no later than fourteen days prior to the commencement of the fiscal quarter of RW during which Stockholder wants to sell such shares. Notwithstanding anything set forth in this Section 11.02(b), RW may elect to make available to the Stockholder (i) additional opportunities to sell shares of RW Common Stock and/or (ii) the opportunity to sell an amount in excess of such amount during any particular quarter. The Company may modify or waive this Section 11.02(b) at its sole discretion at any time following written notice to the Stockholder, provided that no such modification or waiver may reduce the number of selling opportunities or the maximum number of shares of RW Common Stock that may be sold by the Stockholder during any selling opportunity.

                  (c) The Stockholder (i) acknowledges that the shares of RW Common Stock to be delivered to that Stockholder pursuant hereto have not been and will not be registered under the Securities Act and therefore may not be resold by Stockholder without compliance with the Securities Act and (ii) covenants that none of the shares of RW Common Stock issued to Stockholder pursuant hereto will be offered, sold, assigned, pledged, hypothecated, transferred or otherwise disposed of except after full compliance with all the applicable provisions of the Securities Act and the rules and regulations of the SEC and applicable state securities laws and regulations. All certificates evidencing shares of RW Common Stock issued pursuant hereto will bear the following legend in addition to the legend prescribed by Section 11.02(a):

                  "THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "SECURITIES ACT") OR ANY STATE SECURITIES LAWS, HAVE BEEN ISSUED PURSUANT TO ONE OR MORE EXEMPTIONS THERETO, AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED, ASSIGNED OR DISPOSED OF UNLESS AND UNTIL REGISTERED UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED."

                  In addition, certificates evidencing shares of RW Common Stock issued pursuant hereto to each Stockholder will bear any legend required by the securities or blue sky laws of the state in which that Stockholder resides.

                  Section 11.03. Brokers and Agents. The Stockholder, on the one hand, and RW, on the other, represents and warrants that such Person has not directly or indirectly employed or become obligated to pay any broker, finder or similar agent in connection with the transactions contemplated hereby and agree, without regard to the Threshold Amount limitations set forth in Article IX, to indemnify the other against all Damage Claims arising out of claims for any and all fees and commissions of brokers or similar agents employed or promised payment by such Person.

                  Section 11.04. Assignment; No Third Party Beneficiaries. This Agreement and the rights of the parties hereunder may not be assigned (except by operation of law) and shall be binding on and inure to the benefit of the parties hereto, the successors of RW, and the heirs and legal representatives of the Stockholder (and, in the case of any trust, the successor trustees of that trust). Neither this Agreement nor any other Transaction Document is intended, or shall be construed, deemed or interpreted, to confer on any Person not a party hereto or thereto any rights or remedies hereunder or thereunder, except as provided in Section 6.05(b) or as otherwise provided expressly herein or therein.

                  Section 11.05. Entire Agreement; Amendment; Waivers. This Agreement and the documents delivered pursuant hereto constitute the entire agreement and understanding among the Stockholder, the Company, and RW and supersede all prior agreements and understandings, both written and oral, relating to the subject matter of this Agreement. This Agreement may be amended, modified or supplemented, and any right hereunder may be waived, if, but only if, that amendment, modification, supplement or waiver is in writing and signed by each of the Stockholder, the

Company and RW. The waiver of any of the terms and conditions hereof shall not be construed or interpreted as, or deemed to be, a waiver of any other term or condition hereof.

                  Section 11.06. Counterparts. This Agreement may be executed in multiple counterparts, each of which will be an original, but all of which together will constitute one and the same instrument.

                  Section 11.07. Expenses. Stockholder agrees that he will pay all fees, costs and expenses incurred by him or the Company in connection with the transactions contemplated herein and in the other Transaction Documents, including, without limitation, the fees and expenses of attorneys, accountants and other persons, and no portion thereof shall be assumed or paid by RW or the Company except as otherwise specifically provided herein. RW agrees that it will pay all fees, costs and expenses incurred by it in connection with the transactions contemplated herein and in the other Transaction Document, including, without limitation, the fees and expenses of its attorneys, accountants, and other persons, and no portion thereof shall be paid by the Stockholder or the Company.

                  Section 11.08. Notices. All notices required or permitted hereunder shall be in writing, and shall be deemed to be delivered and received

                  (a) if personally delivered or if delivered by telex, telegram, facsimile or courier service, when actually received by the party to whom notice is sent or

                  (b) if delivered by mail (whether actually received or not), at the close of business on the third Business Day next following the day when placed in the mail, postage prepaid, certified or registered, addressed to the appropriate party or parties, at the address of such party set forth below (or at such other address as such party may designate by written notice to all other parties in accordance herewith):

                      (i)      if to RW, addressed to it at:

                               RailWorks Corporation
                               1104 Kenilworth Drive
                               Towson, Maryland 21204
                               Attn.:  John G. Larkin
                               Chief Executive Officer

                  with copies (which shall not constitute notice for purposes of this Agreement) to:

                               Dorsey & Whitney, LLP
                               250 Park Avenue
                               New York, N.Y. 10177
                               Attn: Wesley C. Fredericks, Jr.

                      (ii)     if to the Stockholder, addressed to him at:

                               William Troy Byler
                               Route 1
                               Box 178
                               Chappell Hill, Texas 77426-9506

                      (iii)    if to the Company, addressed to it at:

                               c/o W. T. Byler Co., Inc.
                               15203 Lillja Road
                               Houston, TX 77060-5299
                               Attn: William Troy Byler

` with copies (which shall not constitute notice for purposes of this Agreement) to:

                               Ruth Salek, Esq.
                               P.O. Box 19802
                               Houston, TX 77224-9802



                  Section 11.09. Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICTS OF LAW PROVISIONS THEREOF; PROVIDED, HOWEVER, THAT ARTICLE X AND THE RIGHTS AND OBLIGATIONS THEREUNDER OF THE PARTIES THERETO WILL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO THE CONFLICTS OF LAW PROVISIONS THEREOF.

                  Section 11.10. Exercise of Rights and Remedies. Except as otherwise provided herein, no delay or omission in the exercise of any right, power or remedy accruing to any party hereto as a result of any breach or default hereunder by any other party hereto shall impair any such right, power or remedy, nor shall it be construed, deemed or interpreted as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be construed, deemed or interpreted as a waiver of any other breach or default hereunder occurring before or after that waiver.

                  Section 11.11. Time. Time is of the essence in the performance of this Agreement in all respects.

                  Section 11.12. Reformation and Severability. If any provision of this Agreement is invalid, illegal or unenforceable, that provision shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties hereto as expressed herein, and if such a modification is not possible, that provision shall be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

                  Section 11.13. Remedies Cumulative. No right, remedy or election given by any term of this Agreement shall be deemed exclusive, but each shall be cumulative with all other rights, remedies and elections available at law or in equity.

                            [Signatures on next page]









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


                  IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

                                       RAILWORKS CORPORATION


                                       By: /s/ Michael R. Azarela
                                           ------------------------------
                                           Michael R. Azarela
                                           Executive Vice-President


                                       W.T. BYLER CO., INC.


                                       By: /s/ William Troy Byler
                                           ------------------------------
                                           William Troy Byler
                                           President


                                       STOCKHOLDER


                                           /s/ William Troy Byler
                                           --------------------------
                                           William Troy Byler